UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PIXELWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2009
     The 2009 Annual Meeting of Shareholders of Pixelworks, Inc. will be held May 19, 2009 at 2:00 p.m. Pacific Daylight Time at our offices at 224 Airport Parkway, Suite 400, San Jose, California 95110, to conduct the following items of business:
1.	To elect six Directors to serve one-year terms and until their successors are duly elected and qualified;

2.	Approval of amendments to the 2006 Stock Incentive Plan;

3.	To ratify the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year; and

4.	To transact any other business that properly comes before the meeting or any postponement or adjournment of the meeting.
     The foregoing items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. None of the proposals requires the approval of any other proposal to become effective. Shareholders who owned shares of our common stock at the close of business on March 20, 2009 are entitled to receive notice of, attend and vote at the meeting or any postponement or adjournment of that meeting.
     Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible.
BY ORDER OF THE BOARD OF DIRECTORS
Bruce A. Walicek
President and Chief Executive Officer
San Jose, California
April 9, 2009

PIXELWORKS, INC.
16760 SW Upper Boones Ferry Road, Suite 101
Portland, OR 97224
PROXY STATEMENT
2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2009
THE MEETING
Purpose, Date, Time and Place
     This proxy statement (this “Proxy Statement”) is being provided in connection with the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Pixelworks, Inc. (“Pixelworks” or the “Company”), an Oregon corporation, or any postponement or adjournment of that meeting. The related proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company. If you requested printed copies of the Company’s proxy materials by mail, this Proxy Statement is accompanied by a proxy card for the Annual Meeting. These proxy materials were first sent to shareholders on or about April 9, 2009.
     The Annual Meeting will be held at 2:00 p.m. Pacific Daylight Time, on May 19, 2009, at our offices at 224 Airport Parkway, Suite 400, San Jose California 95110, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
Record Date
     Shareholders of record of Pixelworks common stock at the close of business on March 20, 2009, the record date established by the Board, will be entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were approximately 64 shareholders of record and 13,288,690 shares of common stock outstanding. Each share of common stock has one vote on each matter.
Distribution of Proxy Materials
     Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record and beneficial owners. Shareholders will have the ability to access the proxy materials, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, on the Internet or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet and how to request a printed copy may be found on the Notice, which is being distributed as follows:
•	If your shares are held directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares and the Notice was sent directly to you by the Company; or

•	If your shares are held in an account at a brokerage firm, bank, broker-dealer or other nominee, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual

Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
     In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it.
     We are “householding” the Notice pursuant to SEC rules. This procedure allows the Company to reduce its printing costs, mailing costs and fees by delivering one copy of the Notice to multiple shareholders who share the same mailing address unless the Company received contrary instructions from an affected shareholder.
     We will promptly deliver upon written or oral request a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 to any shareholder at a shared address to which a single copy of any of these documents was delivered. To request a separate copy of any of these documents, shareholders may write or call the Company at our principal executive offices:
Pixelworks, Inc.
Attn: Secretary
16760 SW Upper Bones Ferry Road, Ste 101
Portland, Oregon 97224
(503) 601-4545
     Shareholders who would like to revoke householding consent and receive a separate copy of proxy materials, and shareholders sharing an address and receiving multiple copies of proxy materials who would like to give householding consent and request delivery of a single copy of these documents, should contact Broadridge Financial Solutions, Inc. either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11747. Within 30 days of receipt of revocation of a shareholder’s consent, the shareholder will be removed from the householding program.
Voting and Revocability of Proxy
     If you do not wish to vote in person at the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or, if you requested printed copies of the proxy materials by mail, you may vote by mail or by telephone. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide.
     Beneficial owners who hold their shares in street name and who wish to vote in person at the Annual Meeting must contact their brokerage firm, bank, broker-dealer or other nominee to obtain a legal proxy. The legal proxy must be brought to the Annual Meeting.

     Ballots will be available at the Annual Meeting for any shareholders who wish to vote in person and whose shares are held directly in their name with BNY Mellon Shareowner Services, our transfer agent.
     If a shareholder of record who holds shares directly with our transfer agent executes a proxy but either (i) indicates when voting on the Internet or by telephone that they wish to vote as recommended by the Board or (ii) signs and returns a proxy card without providing specific voting instructions, the shares will be voted:
1.	“FOR” each of the nominees for Director listed in this Proxy Statement; and

2.	“FOR” approval of amendments to the 2006 Stock Incentive Plan;

3.	“FOR” the ratification of KPMG LLP as Pixelworks’ independent registered public accounting firm for the year ended December 31, 2009.
     If a beneficial owner who holds shares in street name does not provide specific voting instructions to their brokerage firm, bank, broker-dealer or other nomine, under the rules of certain securities exchanges, including the NASDAQ Marketplace Rules, the brokerage firm, bank, broker-dealer or other nominee holding those shares may generally vote as the nominee determines in its discretion on behalf of the beneficial owner on routine matters, but cannot vote on non-routine matters, the latter of which results in “broker non-votes.” All proposals involve matters we believe to be routine. Accordingly, no broker non-votes are expected.
     The Board does not know of any matters other than those described in the Notice of Annual Meeting of Shareholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, proxies held by the Board will voted on such other matters as determined by a majority of the Board.
     Any person giving a proxy has the power to revoke it at any time before its exercise by voting again at a later date on the Internet or by telephone (only the latest Internet or telephone proxy submitted prior the Annual Meeting will be counted) or by signing and returning a new proxy card with a later date. A proxy may also be revoked at the Annual Meeting either by voting in person or specifically requesting in writing that the prior proxy be revoked. A shareholder who has previously provided a proxy and attends the Annual Meeting is not required to revoke the proxy and vote in person. All valid, unrevoked proxies will be voted at the Annual Meeting in accordance with the instructions given.
Quorum
     A quorum is required for the shareholders to conduct business at the Annual Meeting. The presence, in person or by proxy, of a majority of the total number of outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes and other proxies received but not marked, if any, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes.
Expenses and Solicitation
     The Company will bear the cost of this solicitation. In addition to the use of mail and the Internet as described above, proxies may be solicited by certain directors, officers and employees of the Company, who will not be specifically compensated for such activities. Such solicitations may be made personally or by mail, e-mail, facsimile, telephone or messenger.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
     The Board currently consists of seven members. Our First Restated Bylaws provide that the number of members of the Board shall not be less than three nor more than twelve and that, within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board. In March 2009, the Board decreased the number of members of the Board from seven to six, effective as of the Annual Meeting.
     Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Members of the Board are elected to serve one-year terms expiring at the earlier of the next annual meeting, a successor being elected and qualified or earlier resignation, death or removal. Listed below are the nominees and their current committee assignments:

Name	Age	Committees
Allen H. Alley *	54	None
Mark A. Christensen	50	Audit, Compensation (Chair) and Corporate Governance and Nominating
James R. Fiebiger	67	Compensation and Corporate Governance and Nominating (Chair)
C. Scott Gibson	56	Audit, Compensation and Corporate Governance and Nominating
Daniel J. Heneghan	53	Audit (Chair) and Compensation
Bruce A. Walicek	52	None

*	- Chairman of the Board of Directors The information provided below is biographical information about each of the nominees.
     The information provided below is biographical information about each of the nominees.
     ALLEN H. ALLEY co-founded Pixelworks and has served as Chairman of the Board of Directors since 1997. He also served as the President and Chief Executive Officer from the Company’s inception until December 2006. Mr. Alley has built an experience base that spans multiple disciplines from engineering to marketing, venture capital, entrepreneurship and most recently, public service. From January 2007 to March 2008, he served as the Deputy Chief of Staff to the Governor of Oregon for Energy, Transportation and Economic Development. In May 2008, Mr. Alley was elected as the Republican candidate for State Treasurer and he is currently running for Governor of Oregon in 2010. From 1992 to 1996, Mr. Alley served as the Engineering and Marketing Vice President for InFocus Corporation, a leading digital projection company. From 1986 to 1992, Mr. Alley was a General Partner of Battery Ventures. Prior to 1986, Mr. Alley held positions with Computervision Corporation, a computer-aided design software developer, Boeing Company and Ford Motor Company. Mr. Alley serves as the Chairman of the Oregon Chapter of TechAmerica, as a member of two Not-for-Profit Boards for Purdue University and on the Board of Directors of Zapproved, an early stage Software as a Service startup company. Mr. Alley holds a B.S. in Mechanical Engineering from Purdue University.
     MARK A. CHRISTENSEN has served as a Director of Pixelworks since May 2005. From 1982 to 2005, Mr. Christensen was employed at Intel Corporation in a variety of engineering, management, director and vice president positions, with his last position being Corporate Vice President and Director of Communications Sectors for Intel Capital. In that position, Mr. Christensen was responsible for managing Intel Capital’s investments in Mobile Devices and Communications Infrastructure. In 2005, Mr. Christensen founded Global Capital Management,

LLC, a consulting company for technology startup companies. Mr. Christensen is a charter member of Oregon State University’s Academy of Distinguished Engineers and has been awarded their Council of Outstanding Early Career Engineers Award. Mr. Christensen holds a B.S. in Industrial Engineering from Oregon State University and an M.B.A. from the University of Oregon.
     JAMES R. FIEBIGER has served as a Director of Pixelworks since April 2006. Dr. Fiebiger is a veteran of the semiconductor industry and currently serves as a member of the Board of Directors of four other publicly traded companies, including: Mentor Graphics Corporation (NASDAQ: MENT), a leading provider of electronic hardware and software design solutions; Actel Corporation (NASDAQ: ACTL), a fabless semiconductor company producing field programmable gate arrays; QLogic Corporation (NASDAQ: QLGC), a leading provider of storage and communications equipment; and Power Integrations Inc. (NASDAQ: POWI), a fabless semiconductor company supplying high-voltage analog integrated circuits used in power conversion. Dr. Fiebiger has been a consultant to the semiconductor industry since 2004. From 1999 to 2004, he was Chairman and Chief Executive Officer of Lovoltech, a start-up fabless semiconductor company specializing in low-voltage devices. Dr. Fiebiger served as Vice Chairman of GateField Corporation, a fabless semiconductor company, from 1999 until the company was sold to Actel Corporation in 2000. From 1996 to 1999, he held the position of President and Chief Executive Officer with GateField Corporation. From 1993 until 1996, he was Managing Director and Chairman of Thunderbird Technologies Inc., a semiconductor technology licensing company. From 1987 to 1993, he was President and Chief Operating Officer of VLSI Technology, Inc., now part of NXP Semiconductors. Dr. Fiebiger has also held executive positions with leading semiconductor manufacturers including United Technologies Corporation, Motorola, Inc. and Texas Instruments Incorporated. He received B.S., M.S. and Ph.D. degrees from the University of California at Berkeley.
     C. SCOTT GIBSON has served as a Director of Pixelworks since May 2002. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Prior to co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been an angel investor and a Director for high technology companies. Mr. Gibson is Chairman of the Board of Radisys Corporation (NASDAQ: RSYS), and serves on the Boards of Electroglas, Inc. (NASDAQ: EGLS), Northwest Natural Gas Company (NYSE: NWN), TriQuint Semiconductor, Inc. (NASDAQ: TQNT) and as lead director at Verigy Ltd. (NASDAQ: VRGY). Additionally, Mr. Gibson serves as Vice Chair of the Board of Oregon Health and Science University’s Governing Board, Trustee of the Franklin W. Olin College of Engineering, and the Oregon Community Foundation. Mr. Gibson holds a B.S.E.E. and an M.B.A. from the University of Illinois.
     DANIEL J. HENEGHAN has served as a Director of Pixelworks since April 2006. Mr. Heneghan currently serves as an advisor to the semiconductor industry. From 1999 to 2005, he served as Vice President and Chief Financial Officer of Intersil Corporation, a world leader in the design and manufacture of high performance analog solutions. From 1980 to 1999, Mr. Heneghan worked in various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Since February 2006, Mr. Heneghan has served on the board of directors of NTELOS Holdings Corp. (NASDAQ: NTLS). Mr. Heneghan has also served on the Board of Directors of Micrel, Inc. (NASDAQ: MCRL), since November 2008. He is a graduate of Quincy University with a Bachelor of Science degree in accounting, as well as a CPA. Mr. Heneghan also earned an MBA from Western Illinois University.
     BRUCE A. WALICEK has served as a Director of Pixelworks since May 2005 and has served as Chief Executive Officer and President of Pixelworks since March 31, 2008, after serving as Interim Chief Executive Officer and President from January 1, 2008 through March 31, 2008. From 2003 through Mr. Walicek’s election to the Company’s Board of Directors in May 2005, Mr. Walicek served as a consultant to Pixelworks. In 2007, Mr. Walicek was an Executive in Residence at Sevin Rosen Funds. From 2003 through 2006, Mr. Walicek was employed by Worldview Technology Partners, a leading venture capital firm focused on building leading U.S. technology companies. From 1996 to 2003, Mr. Walicek was employed by Deutsche Bank Alex Brown. As part of their Global Investment Banking Group, he led their Semiconductor Investment Banking effort and was involved in raising over $3 billion for companies ranging from venture backed startups to large multinational firms. From 1996 to 1999, he was a Senior Equity Research Analyst covering the Semiconductor and EDA industries. Before entering the financial services industry in 1996, Mr. Walicek held a number of executive positions over a 16 year career in the semiconductor industry at firms such as Texas Instruments Incorporated, VLSI Technology, Inc. and Cirrus Logic, Inc. Mr. Walicek holds a B.S. in Mathematics from Texas State University and an M.B.A. from Santa Clara University.
Vote Required for Approval
     Unless otherwise instructed, proxy holders will vote the proxies they receive for each of the nominees named above. If any of the nominees for Director at the Annual Meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.
     If a quorum is present, the Company’s First Restated Bylaws provide that Directors are elected by a plurality of the votes cast by the shares entitled to vote. Abstentions, broker non-votes and other proxies received but not marked are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the determination of whether a plurality exists with respect to a given nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2: APPROVAL OF AMENDMENTS TO THE 2006 STOCK INCENTIVE PLAN
Overview
     In 2006, the Board adopted, and our shareholders approved, the Pixelworks, Inc. 2006 Stock Incentive Plan (“2006 Plan”), under which 1,333,333 shares of our common stock were initially reserved for issuance. On May 20, 2008, our shareholders approved an increase to the total number of authorized shares to 2,333,333. The Board has determined that it is advisable and in the best interests of the Company and our shareholders that an amendment to the 2006 Plan be adopted to increase the aggregate number of shares of our common stock that may be issued under the 2006 Plan by 1,150,000 to a total of 3,483,333 shares. Accordingly, the Board adopted a resolution proposing such amendment to the 2006 Plan and directed that it be submitted for approval at the Annual Meeting.
     In addition, shareholders are being asked to approve amendments to the 2006 Plan that would (1) increase the limit on the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2006 Plan by 1,150,000 shares, and (2) provide that shares issued in respect of any “full-value award” (which generally includes awards other than stock option grants and stock appreciation rights) granted under the 2006 Plan would be counted against the 2006 Plan aggregate share limit described above as 1.33 shares for every one share issued in connection with the award.
     As of March 20, 2009, options to purchase 1,882,577 shares of our common stock have been granted pursuant to the 2006 Plan. 611,451 shares have been cancelled and returned to the unissued share pool and 1,062,207 shares remain available for grant. For a description of the 2006 Plan, see “2006 Stock Incentive Plan Summary” below.
     The Board proposed the amendments to the 2006 Plan in order to provide additional long-term incentives to all of Pixelworks’ employees, executive officers and directors as well as to maintain competitive compensation packages. The Board believes the number of shares of our common stock currently available under the 2006 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. This proposal increases the number of shares authorized for issuance under the 2006 Plan to provide sufficient shares for future grants to be issued to both new and existing employees, executive officers and directors. The proposed amendment would extend the term of the 2006 Plan to May 19, 2019 with respect to the increased share pool.
     If shareholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2006 Plan will continue in effect.
2006 Stock Incentive Plan Summary
     A summary of the principal provisions of the 2006 Plan is set forth below and is qualified in its entirety by reference to the 2006 Plan, which has been filed as Appendix A to the copy of this Proxy Statement that was filed electronically with the SEC and can be reviewed on the SEC’s website at http://www.sec.gov. A copy of the 2006 Plan is available to any shareholder upon written request to Pixelworks’ Secretary.

     Eligibility
     All of our employees, directors and consultants are eligible to participate in the 2006 Plan. As of March 20, 2009, we have approximately 217 full-time employees and six non-employee directors.
     Administration
     The 2006 Plan is required to be administered by the Board or a committee appointed by the Board. The 2006 Plan is administered by the Compensation Committee of the Board, which is composed of members that are “disinterested persons” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). All questions of interpretation or application of the 2006 Plan are determined in the sole discretion of the Board or the Compensation Committee, whose decisions are final, conclusive and binding upon all participants. Members of the Board are permitted to participate in the 2006 Plan.
     Subject to the provisions of the 2006 Plan, the Compensation Committee has the authority to construe and interpret the 2006 Plan, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the 2006 Plan and to make all other determinations necessary or advisable for its administration. Subject to the limitations of the 2006 Plan, the Compensation Committee also selects from among the eligible persons those individuals who will receive awards under the 2006 Plan, the type(s) of award(s) any such individual will receive and the terms of any such awards.
     No Repricing
     In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right award under the 2006 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.
     Shares Subject to the 2006 Plan
     The maximum cumulative aggregate number of shares of our common stock to be issued under the 2006 Plan and currently approved by shareholders is 2,333,333, subject to adjustment as described below. At the Annual Meeting, the shareholders are being asked to approve an amendment of the 2006 Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,150,000 shares and also to approve a corresponding increase in the number of shares that may be delivered pursuant to “incentive stock options” granted under the 2006 Plan.
     In addition, if shareholders approve the 2006 Plan amendments, shares issued in respect of any “full-value award” granted under the 2006 Plan will be counted against the share limit described above as 1.33 shares for every one share issued in connection with the award. For example, if the Company granted a stock bonus award covering 100 shares of its common stock under the 2006 Plan, 133 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2006 Plan other than a stock option or stock appreciation right.
     Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Plan will again be available for subsequent awards under the 2006 Plan. If shareholders approve the 2006 Plan proposal, the following types of shares will not be available for future award grant purposes under the 2006 Plan: (1) shares subject to a stock option or stock appreciation right that are not issued or delivered as a result of the net settlement of the award, (2) shares used to pay the exercise price or withholding taxes related to an outstanding award, or (3) shares repurchased on the open market using the proceeds of the exercise of a stock option.
     No employee may receive options under the 2006 Plan for more than 100,000 options or SARs cumulatively in one fiscal year, except that up to an additional 100,000 options or SARs may be granted in connection with a person’s initial employment with the Company.
     Types of Awards
     Under the 2006 Plan we can grant stock options and stock-settled SARs. However, only employees may receive Incentive Stock Options. The 2006 Plan also allows us to grant to our employees and consultants awards of restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock.
Stock Options: The Compensation Committee may grant stock options to participants subject to the terms and conditions established by the Compensation Committee. A stock option represents a right to purchase a specified number of shares of our common stock during a specified period. A stock option may be in the form of an Incentive Stock Option or a stock option that does not qualify for incentive treatment under the Code (a “Nonqualified Stock Option”). The option award agreement will specify the vesting, exercisability and other terms of the award. The maximum term of an option granted under the 2006 Plan is six years.
SARs: The Compensation Committee may grant SARs to participants subject to the terms and conditions established by the Compensation Committee. The term of a SAR may not exceed six years. When exercised, a SAR entitles the participant to a payment based on the excess of the fair market value of a share of common stock on the exercise date over the fair market value of a share of common stock on the grant date. Payment shall be made solely in shares of our common stock. The SAR award agreement will specify the vesting, exercisability and other terms of the award.
     Exercise or Purchase Price
     The exercise price of each Incentive Stock Option, Non-qualified Stock Option and SAR granted under the 2006 Plan will be determined by the Compensation Committee, but will be not less than 100% of the “Fair Market Value” (as defined in the 2006 Plan) of our common stock on the date of grant (or 110% of Fair Market Value in the case of an Incentive Stock Option granted to an employee who at the time owns more than 10% of the total combined voting power of all classes of the capital stock of the Company). Whether an option granted under the 2006 Plan is intended to be an Incentive Stock Option or a Nonqualified Stock Option will be determined by the Compensation Committee at the time the Compensation Committee acts to grant the option and will be set forth in the related stock option agreement. “Fair Market Value” for purposes of the 2006 Plan means the closing price of a share of common stock on a national exchange on which shares of common stock are then trading, if any, on the last market trading day on or before the grant date. If there is no listing or trading of common stock either on a national exchange or over-the-counter, the price will be determined by the Compensation Committee in its discretion. On March 20, 2009, the Fair Market Value was $0.43 per share based on the closing bid price of the common stock as reported on the NASDAQ Global Market.
     In the discretion of the Compensation Committee, the exercise price of any option or SAR granted under the 2006 Plan and the sale price of any shares sold under the 2006 Plan will be payable in full in cash, by check or by the optionee’s promissory note (subject to any limitations of applicable law) delivered at the time of exercise. In the discretion of the Compensation Committee and upon receipt of all regulatory approvals, an optionee may be permitted to deliver as payment in whole or in part of the exercise price certificates for our common stock or other property deemed appropriate by the Compensation Committee. So-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board also will be permitted in the discretion of the Compensation Committee.
     Irrespective of the manner of payment of the exercise price of an option or the purchase price for shares, the delivery of shares pursuant to the exercise or purchase will be conditioned upon payment by the optionee or purchaser of amounts sufficient to enable us to pay all applicable federal, state and local withholding taxes.
     Transferability of Awards
     An award granted under the 2006 Plan will be nontransferable by the recipient other than by will or the laws of descent and distribution and will be exercisable during the recipient’s lifetime only by the recipient or by his or her guardian or legal representative. More particularly, an award may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process.
     Conditions to Issuance of Stock Certificates; Legends
     In order to enforce any restrictions imposed upon common stock issued upon exercise of any option or SAR granted under or any shares sold or issued pursuant to the 2006 Plan, the Compensation Committee may cause a legend or legends to be placed on any share certificates representing such common stock.
     Adjustments upon Changes in Capitalization, Merger and Consolidation
     If our outstanding shares of common stock are changed into or exchanged for cash or a different number or kind of shares or securities of Pixelworks or of another corporation through reorganization, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment will be made by the Compensation Committee in the number and kind of shares as to which awards may be granted, as well as in the price per share of the common stock covered by each outstanding award. In the event we sell all or substantially all of our assets or merge with or into another company, the Compensation Committee may (a) arrange to have the surviving or successor entity grant replacement options with appropriate adjustments in the number and kind of securities and option prices; or (b) upon 30 days’ written notice, shorten the period during which options are exercisable (provided they remain exercisable for at least 30 days after the notice is given). No fractional shares of common stock will be issued on account of any of the foregoing adjustments.

     If we are dissolved or liquidated, each outstanding award will terminate immediately prior to the consummation of the dissolution or liquidation unless the Compensation Committee, in its sole discretion, declares that all awards will terminate as of a fixed date and accelerates the vesting schedule of all outstanding awards.
     Amendment and Termination
     The Board may at any time suspend, amend or terminate the 2006 Plan and may, with the consent of an award holder, make such modifications to the terms and conditions of such recipient’s award as it deems advisable; provided, however, that the Company must obtain shareholder approval of any amendment to the extent necessary to comply with Rule 16b-3 or with Section 422 of the Internal Revenue Code or with rules promulgated by NASDAQ. The amendment, suspension or termination of the 2006 Plan will not, however, without the consent of the participant to be affected, alter or impair any rights or obligations under any award.
     Privileges of Stock Ownership
     A participant in the 2006 Plan will not be entitled to the privilege of stock ownership as to any shares of common stock unless and until they are actually issued to the participant.
     Termination
     Unless earlier terminated by the Board or the Compensation Committee, the 2006 Plan will terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board. The termination of the 2006 Plan will not affect the validity of any award agreement outstanding at the date of such termination. However, if the shareholders approve an increase in the number of shares available for issuance under the 2006 Plan, the increased number of shares may be issued for up to ten (10) years from the date of approval of such increase.
Certain United States Federal Income Tax Consequences to Recipients of Awards
     The following is only a summary of certain United States federal income tax consequences to recipients of awards under the 2006 Plan and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.
     To ensure compliance with Treasury Department Circular 230, you are hereby notified that (a) any discussion of U.S. federal income tax issues in this Proxy Statement is not intended or written to be relied upon, and cannot be relied upon, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is included herein by Pixelworks in connection with the promotion or marketing (within the meaning of Circular 230) by Pixelworks of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.
     Under the Internal Revenue Code, neither the grant nor the exercise of Incentive Stock Options is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the common stock acquired upon exercise of the Incentive Stock Option. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income.
     Recipients who receive Nonqualified Stock Options or SARs will be subject to taxation upon exercise of such options or SARs on the spread between the Fair Market Value of the common stock on the date of exercise and the exercise price of such options or SARs. This spread is treated as ordinary income to the recipient, and the Company is permitted to deduct as a compensation expense a corresponding amount. Nonqualified Stock Options and SARs do not give rise to a tax preference item subject to the alternative minimum tax.
     The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the Fair Market Value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock bonuses, stock units and other stock-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
     If an award is accelerated under the 2006 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the U.S. Internal Revenue Code may not be permitted to be deducted by the Company in certain circumstances.
     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2006 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.
Specific Plan Benefits
     The Company has not approved any awards under the 2006 Plan that are conditioned upon shareholder approval of the proposed amendments. If the additional shares that will be available under the 2006 Plan if shareholders approve the proposed amendments had been available for award purposes in fiscal 2008, the Company expects that its award grants for fiscal 2008 would not have been substantially different from those actually made under the 2006 Plan.
     The grant of additional stock-based awards under the 2006 Plan in the future and the nature of any such awards are subject to the discretion of the Compensation Committee (or, in the case of awards to non-employee directors, the board of directors). Accordingly, the number, amount and type of awards to be received by or allocated to eligible employees and directors under the 2006 Plan as a result of the proposed amendments in the future cannot be determined.
Other
     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other executive officers in any taxable year of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and SARs, other requirements are that the option or SAR be granted by a committee of at least two outside directors and the exercise price of the stock option or SAR not be less than the fair market value.
     Shareholder approval of the 2006 Plan also constitutes approval of the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Code may be made.
     The 2006 Plan is not a tax-qualified deferred compensation plan under 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Aggregate Past Grants Under the 2006 Plan
          As of March 20, 2009, awards covering 1,882,577 shares of our common stock had been granted under the 2006 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below.

Number of Shares
Subject to Past
Option and
Restricted Stock
Name and Position	Grants
Bruce A. Walicek	206,665
President and Chief Executive Officer

Hans H. Olsen	194,446
(Former) President and Chief Executive Officer

Steven L. Moore	91,665
Vice President, Chief Financial Officer, Treasurer and Secretary

John Y. Lau	41,666
Vice President, China Liaison and Foundry Management

Anthony R. Simon	49,999
(Former) Vice President, Sales and Marketing

Hongmin (Bob) Zhang	89,582
Vice President, Technology and Chief Technology Officer

Non-employee Director Group	241,108

Director Nominee Group	447,773

Each other person who has received 5% or more of the options, warrants or rights under the 2006 Plan	—

Current Officer Group	675,399

All employees, including all current officers who are not Named Executive Officers or Directors, as a group	967,446

Total number of shares subject to past option and restricted stock grants	1,882,577

Vote Required for Approval
          The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to approve this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
APPROVAL OF THE AMENDMENTS TO THE PIXELWORKS, INC. 2006 STOCK
INCENTIVE PLAN.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board (the “Audit Committee”) has appointed KPMG LLP, independent registered public accounting firm, as the auditors of the Company for the year ended December 31, 2009. The submission of this matter for approval by shareholders is not legally required; however, as a matter of good corporate practice, our shareholders are being asked to approve this appointment. Before selecting KPMG LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on its prior performance and its reputation for integrity and competence, it is qualified.
          In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.
          Representatives of KPMG LLP will be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have the opportunity to make one if they wish.
Vote Required for Approval
          The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to ratify this appointment.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth information regarding the beneficial ownership as of March 20, 2009 of our common stock by:
(i)	Each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock;

(ii)	Each Director and each Director nominee of the Company;

(iii)	Each Named Executive Officer (as defined below) of the Company; and

(iv)	All executive officers and Directors as a group.

		Percentage of
	Number of Shares	Common Stock
Name and Address of Beneficial Owner (1)	Beneficially Owned (2)	Outstanding
Citigroup Inc. (3)	1,238,865	9.3%
399 Park Avenue
New York, NY 10043

Renaissance Technologies LLC (4)	1,084,265	8.2%
800 Third Avenue
New York, NY 10022

Allen H. Alley (5)	716,825	5.4%

Mark A. Christensen	26,598	*

James R. Fiebiger	13,931	*

C. Scott Gibson	10,931	*

Daniel J. Heneghan	14,931	*

Hans H. Olsen	202,995	1.5%

Bruce A. Walicek	177,450	1.3%

Steven L. Moore	72,580	*

John Y. Lau	119,718	*

Anthony R. Simon	52,475	*

Hongmin (Bob) Zhang	151,007	1.1%

Directors and Executive Officers as a Group (15 persons)	1,675,539	12.0%

*	Less than 1%.

(1)	This table is based upon information supplied to us by directors, executive officers and principal shareholders and Schedules 13G filed with the SEC. Unless otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole investment and voting power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed above is c/o Pixelworks, Inc., 16760 SW Upper Boones Ferry Road, Ste 101, Portland, Oregon 97224.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and investment power with respect to shares. Shares that a person or group has the right to acquire on March 20, 2009 or within 60 days thereafter are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding in calculating the percentage ownership of any other person or group. Applicable percentages are based on 13,288,690 shares of common stock outstanding on March 20, 2009, adjusted as required by rules promulgated by the SEC. The number of stock options that are exercisable by the directors and executive officers named above on March 20, 2009 or within 60 days thereafter are as follows: Mr. Alley, 113,264; Mr. Christensen, 1,598; Dr. Fiebiger, 1,598; Mr. Gibson, 1,598; Mr. Heneghan, 1,598; Mr. Olsen, 119,662; Mr. Walicek, 83,751; Mr. Moore, 38,659; Mr. Lau, 114,425; Mr. Simon, 48,199; Mr. Zhang, 146,804.

(3)	Citigroup Inc. (“Citigroup”), Citigroup Global Markets Inc. (“CGM”), Citigroup Financial Products Inc. (“CFP”) and Citigroup Global Markets Holdings Inc. (“CGM Holdings”) jointly filed a Schedule 13G/A on January 29, 2009. These entities reported that they share voting and dispositive power with respect to 1,238,865 shares. According to the Schedule 13G/A, CFP is the sole stockholder of CGM, CGM Holdings is the sole stockholder of CFP and Citigroup is the sole stockholder of CGM Holdings.

(4)	Renaissance Technologies LLC, jointly with James H. Simons, filed a Schedule 13G/A on February 13, 2009. Mr. Simons reported beneficial ownership with respect to the 1,084,265 shares beneficially owned by Renaissance Technologies LLC due to his position as a control person of Renaissance Technologies LLC.

(5)	Mr. Alley filed a Schedule 13G on February 4, 2009. Mr. Alley reported that he has sole voting and investment power with respect to 693,641 shares of our common stock, which includes 171,596 stock options exercisable within 60 days of December 31, 2008, and shares voting and investment power with respect to 81,516 shares of common stock of Pixelworks, Inc. held by him and his wife, Deborah Alley.
Section 16(a) Beneficial Ownership Reporting Compliance
          Based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to the Company or written representations that no Form 5 was required, we believe that during 2008, all filing requirements applicable to our executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were met in a timely manner, other than a Form 4 that was filed on June 13, 2008 for stock option awards made to Mr. Bozzini on June 5, 2008.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          Historically, we have not entered into transactions with related persons. During the year ended December 31, 2008, there were no relationships or transactions involving any of our directors or executive officers for which disclosure is required under the rules of the SEC.

Review, Approval or Ratification of Transactions with Related Persons
          In accordance with the charter of the Audit Committee of the Board of Directors, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest. The Company will not enter into any related party transactions without prior Audit Committee approval. Related party transactions are those that are required to be disclosed under applicable SEC rules. Currently, this review and approval requirement applies to any transaction in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).
          In the event that management becomes aware of any related person transaction, management will present information regarding the proposed transaction to the Audit Committee for review. In its review, the Audit Committee will take into account any information regarding the transaction or related person that would be material to investors in light of the particular circumstances, which information may include the following:
•	The related person’s interest in the transaction;

•	The impact on a Director’s independence;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction;

•	Whether the transaction was undertaken in the ordinary course of business;

•	Whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party;

•	The availability of other sources for comparable products or services; and

•	The purpose, and potential benefits to the Company, of the transaction.
INFORMATION ABOUT OUR BOARD OF DIRECTORS
Board and Committee Meetings
          Our Board of Directors holds regularly scheduled quarterly meetings. In addition to the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met six times during fiscal year 2008.
          We have adopted a policy that requires a majority of Directors to attend annual meetings either in person or via telephone conference. Each of our Directors attended the 2008 annual meeting, and each incumbent Director attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year (or portion of the last fiscal year for which they served as a Director, if applicable).
          The Board is governed by Corporate Governance Guidelines, which can be found on our website at www.pixelworks.com. Under our Corporate Governance Guidelines, Directors are expected to exercise their best judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders.

Director Independence
          The Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in applicable NASDAQ and SEC rules. In 2008, the Board conducted a review of Director independence. As a result of this review, the Board affirmatively determined that each of the following non-employee Directors is independent and has no relationship with the Company, except as a Director and shareholder: Mark Christensen, James Fiebiger, C. Scott Gibson and Daniel Heneghan, which constitutes a majority of the members of the Board.
Standing Committees of the Board
          The Board has adopted written charters for each of its three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The charters for all three committees are available on our website at www.pixelworks.com.
          The Board has determined that all members of all committees are independent Directors as defined by the applicable rules of the SEC and NASDAQ and that all members satisfy the relevant SEC requirements for members of such committees.
Audit Committee
          The Audit Committee provides objective oversight of corporate accounting, financial reporting practices and financial statement audits of the Company. The Audit Committee appoints our independent registered public accounting firm and authorizes all audit and other services performed by our independent registered public accounting firm. The Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the accounting and financial controls of the Company. The Audit Committee has the responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm and is directly responsible for the oversight of the work of the independent registered public accounting firm.
          The members of the Audit Committee are Directors Daniel Heneghan, who chairs the committee, Mark Christensen and C. Scott Gibson. After reviewing the qualifications of the members of the Audit Committee, the Board has determined that each member meets the financial experience requirements under the rules of the SEC and NASDAQ. In addition, the Board has determined that both Daniel Heneghan and C. Scott Gibson qualify as audit committee financial experts as defined by the SEC rules. Mr. Heneghan is a certified public accountant and has served in a variety of finance positions throughout his career including Chief Financial Officer. Mr. Gibson has an MBA with a concentration in finance, has significant experience overseeing and assessing performance of publicly traded companies with respect to the preparation and audit of financial statements, and actively supervised principal financial officers at Sequent Computer Systems, Inc.
     The Audit Committee met six times in 2008, including four executive sessions with our independent registered public accounting firm, KPMG LLP.

Compensation Committee
          The Compensation Committee assists the Board in fulfilling its responsibilities with respect to the Company’s employment of senior officers, including approval of compensation, benefits, incentives and employment contracts. The Compensation Committee also administers the Company’s stock incentive plans, senior management bonus plans and other incentive programs and reviews director compensation, making recommendations for changes when appropriate. For a description of the Compensation Committee’s processes and procedures, see “Role of the Compensation Committee” in the Compensation Discussion and Analysis below.
          The members of the Compensation Committee are Directors Mark Christensen, who chairs the committee, James Fiebiger, C. Scott Gibson and Daniel Heneghan. The Compensation Committee met four times in 2008.
Corporate Governance and Nominating Committee
          The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board, recommends the slate of Directors to be nominated by the Board at the annual meeting of shareholders and recommends any Director to fill a vacancy on the Board. The Corporate Governance and Nominating Committee is also responsible for developing and recommending to the Board a set of applicable corporate governance guidelines and principles, overseeing an evaluation of the Board and recommending Directors to be appointed to committees of the Board (other than to the Corporate Governance and Nominating Committee itself).
          The Corporate Governance and Nominating Committee will consider recommendations for nominees for Director submitted by shareholders. Shareholders desiring the Corporate Governance and Nominating Committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Corporate Governance and Nominating Committee, care of the Secretary of the Company at our principal executive offices. The Corporate Governance and Nominating Committee considers candidates recommended by shareholders in the same manner in which the Corporate Governance and Nominating Committee evaluates candidates recommended by other sources, including the Board and individual Directors.
          The members of the Corporate Governance and Nominating Committee are Directors James Fiebiger, who chairs the committee, Mark Christensen and C. Scott Gibson. The Corporate Governance and Nominating Committee met three times in 2008.
Compensation Committee Interlocks and Insider Participation
          No Director who served on the Compensation Committee during 2008 was, or has been, an officer or employee of the Company, nor has any Director had any relationships requiring disclosure under the SEC rules requiring disclosure of certain relationships and related-party transactions.
          None of the Company’s executive officers served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Board or Compensation Committee.

Qualifications of Directors
          The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of proposed nominees. The factors considered include the following:
•	Independence from management;

•	Whether the candidate has relevant business experience;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses;

•	Potential conflicts of interest with other pursuits;

•	Legal considerations such as antitrust issues;

•	Corporate governance background;

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	The size and composition of the existing Board.
          At a minimum, candidates must possess experience with businesses or organizations of comparable or greater size than the Company. If a candidate’s experience and qualifications are desirable, reference checks are performed before the Corporate Governance and Nominating Committee recommends the candidate for nomination to the Board.
          The Corporate Governance and Nominating Committee restates for purposes of its Director search process the Company’s emphatic commitment to nondiscrimination on the basis of age, gender, ethnic background, religious affiliation or other personal characteristics unrelated to the Company’s purpose and mission. Because the Board values diversity, qualifications and skills that are complementary to existing Board members are highly desirable.
Director Compensation
Cash Compensation
          Non-employee Directors, except for Mr. Alley, received cash compensation as follows for the first two quarters of 2008:
▪	$6,250 per quarter for service on the Board;

▪	$1,000 per quarter for service on the Audit Committee, with the exception of the Chairman of the Audit Committee, who received $3,500 per quarter;

▪	$500 per quarter for service on the Compensation Committee, with the exception of the Chairman of the Compensation Committee, who received $1,000 per quarter; and

▪	$500 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairman of the Corporate Governance and Nominating Committee, who received $1,000 per quarter.

          During the third and fourth quarters of 2008, non-employee Directors, except for Mr. Alley, received cash compensation as follows:
▪	$6,750 per quarter for service on the Board;

▪	$2,000 per quarter for service on the Audit Committee, with the exception of the Chairman of the Audit Committee, who received $4,000 per quarter;

▪	$1,250 per quarter for service on the Compensation Committee, with the exception of the Chairman of the Compensation Committee, who received $2,500 per quarter; and

▪	$750 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairman of the Corporate Governance and Nominating Committee, who received $1,500 per quarter.
          On December 12, 2006, Mr. Alley resigned as President and Chief Executive Officer of the Company effective December 31, 2006. The Company and Mr. Alley entered into a Chair and Board Service Agreement dated and effective as of December 12, 2006, pursuant to which Mr. Alley will continue to serve as Chairman of the Board contingent upon his continued status as a member of the Board. For his services, Mr. Alley received an annual fee of $100,000 for 2007 and will receive an annual fee of $75,000 for each year thereafter (or such higher amount as may be approved by the Board) and will be entitled to equity compensation consistent with policies applicable to members of the Board.
          In December 2007, the Compensation Committee approved a payment of $25,000 for Mr. Alley’s services on the Board in the first quarter of 2008, in consideration of the greater need for his services given the medical leave of absence of the Company’s then-current Chief Executive Officer during this time period. Mr. Alley’s compensation for the remainder of 2008 was $56,250.
Equity Compensation
          During 2008, any newly elected members of our Board who were not officers of the Company were entitled to receive an option award upon election to acquire 13,333 shares of our common stock at the closing market price on the date of election. As reported in the “Summary Compensation Table” and related tables below, Mr. Olsen was appointed to the Board on April 1, 2008 and received an option to purchase 13,333 shares of Pixelworks Common Stock at $2.31 per share. The grant date fair value of the option award was $17,857. In 2008, each of our non-employee Directors received an option award to acquire 3,333 shares of our common stock at $2.43 per share, which was the closing market price on May 20, 2008, the date of their re-election to the Board. The grant date fair value of each option award was $4,696. Each of these options was granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) and has an exercise price equal to the closing price of our common stock on the grant date and a maximum term of 10 years. Each option vests with respect to 25% of the shares covered by the option on the first anniversary of the grant date and on a monthly basis thereafter over the next three years.
          During 2008, the Board approved a change in the levels of equity awards to be granted to non-employee Directors. Effective as of the 2009 annual meeting, each non-employee Director will be granted an option to purchase 10,000 shares of our common stock upon his or her election or appointment to the Board, and each non-employee Director who continues on the Board after the annual meeting will be granted an option to purchase 6,000 shares of our common stock.

          For additional information on the valuation assumptions used for the 2008 grants reported above and the equity compensation expense reported under “Option Awards” in the table below, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For information on the valuation assumptions used for grants made prior to 2008, see the notes to the Company’s consolidated financial statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year.
Director Compensation Table
          The following table reflects our non-employee Directors’ compensation for 2008. The compensation paid to Mr. Walicek and Mr. Olsen, each of whom was employed by us for part of 2008, is presented below in the “Summary Compensation Table” and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors.

	Fees Earned or	Option
Name (1)	Paid in Cash	Awards (2)	Total
Allen H. Alley	$81,250	$260,057	$341,307
Mark A. Christensen	41,500	66,738	108,238
James R. Fiebiger	34,500	35,654	70,154
C. Scott Gibson	38,000	51,539	89,539
Daniel J. Heneghan	44,500	35,654	80,154

	$239,750	$449,642	$689,392

(1)	The aggregate number of option awards outstanding for each Director as of December 31, 2008 was as follows: Mr. Alley, 184,580; Mr. Christensen, 23,332; Dr. Fiebiger, 23,332; Mr. Gibson, 37,549; and Mr. Heneghan, 23,332. None of our non-employee Directors held restricted stock or other stock awards as of that date.

(2)	Reflects equity compensation expense recognized by the Company during the year ended December 31, 2008 for financial statement purposes under SFAS 123R, excluding assumed forfeitures related to service-based vesting conditions, and not the actual value that will be realized by the Director. These amounts not only reflect the expense we incurred in 2008 with respect to 2008 option awards but also include expense for awards granted in prior years with vesting in 2008.
No options or other stock awards granted to our non-employee Directors were forfeited during 2008.
Communications with the Board
          Shareholders or other interested parties can contact any Director or committee of the Board by writing to them at:

Pixelworks Board of Directors
16760 SW Upper Boones Ferry Road, Ste 101
Portland, OR 97224
Board members may also be contacted via email at bod@pixelworks.com.
Communication received will be distributed to the full Board at the next regularly scheduled Board meeting, or sooner, if deemed necessary. Communication that is unduly hostile, threatening, illegal or similarly inappropriate will be discarded and appropriate legal action may be taken.
Code of Ethics
          The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees, including the Chief Executive Officer, Chief Financial Officer and all other executives of the Company. The Code of Business Conduct and Ethics is available on our website at www.pixelworks.com. The Company intends to disclose any changes in or waivers from its Code of Business Conduct and Ethics by posting such information on its website at www.pixelworks.com or by filing a Current Report on Form 8-K.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
          The following table sets forth, as of March 20, 2009, information about the executive officers of the Company.

Name	Age	Position
Bruce A. Walicek	52	President and Chief Executive Officer
Steven L. Moore	54	Vice President, Chief Financial Officer, Secretary and Treasurer
Reuben A. Aspacio	48	Vice President, Operations
Anthony G. Bozzini	55	Executive Vice President, Sales and Marketing
Tzoyao (T) Chan	56	Senior Vice President, Engineering
Shelley B. Hilderbrand	33	Vice President, Finance
John Y. Lau	53	Vice President, China General Manager
Hongmin (Bob) Zhang	49	Vice President, Technology and Chief Technology Officer
          The information provided below is biographical information about each of our executive officers as of March 20, 2009.
          BRUCE A. WALICEK - Information concerning Mr. Walicek is set forth under “Proposal No. 1: Election of Directors.”
          STEVEN L. MOORE joined Pixelworks in July 2007 as Vice President, Chief Financial Officer, Secretary and Treasurer. Prior to joining Pixelworks, Mr. Moore served as Vice President of Finance and Chief Financial Officer at Adept Technology Inc. from June 2006 to July 2007. From June 2003 to June 2006, he held the position of Chief Financial Officer at SCM Microsystems, Inc., a publicly traded security/access control products company located in Fremont, California and Ismaning, Germany. From March 2000 to September 2002, Mr. Moore

was Vice President of Finance at Virata Corporation, a publicly-traded semiconductor company in Santa Clara, California. Prior to his service at Virata, Mr. Moore was Vice President and Chief Financial Officer at Health Systems Design Corporation in Oakland, California, a publicly traded managed care information systems software company. Mr. Moore holds a B.A. degree in Economics from the University of Colorado.
          REUBEN A. ASPACIO joined Pixelworks in February 2009 as Vice President, Operations. Prior to joining Pixelworks, Mr. Aspacio was the Vice President of Operations at Legend Silicon Corporation, a fabless semiconductor conductor company, from February 2007 to January 2009. From 2000 to 2007, Mr. Aspacio was the Director of Operations at Ikanos Communications, Inc., a fabless communication chip set company. From November 1998 to 2000, Mr. Aspacio held the position of Senior Engineering Manager with ATI Research Silicon Valley, Inc., a manufacturer of 3D graphics and digital media silicon solutions. Mr. Aspacio served as a Senior Member of the Technical Staff at Chromatic Research, Inc., prior to their acquisition by ATI Research Valley, Inc., in November 1998. From 1987 to 1998, Mr. Aspacio held a variety of engineering positions at Advanced Micro Devices, Inc. Mr. Aspacio holds B.S. and M.S. degrees in Electrical Engineering from San Jose State University.
          ANTHONY G. BOZZINI joined Pixelworks in June 2008 as Vice President, Worldwide Sales. Mr. Bozzini was promoted to Executive Vice President, Sales and Marketing in February 2009. Prior to joining Pixelworks, Mr. Bozzini was the Vice President of Worldwide Sales for GCT Semiconductor, Inc., from January 2008 to June 2008. From May 2003 to January 2008, he held the position of Vice President of Sales and Marketing at FyreStorm, Inc., a privately held venture-backed start up. From November 2001 to February 2003, Mr. Bozzini was Co-Founder, Chairman and CEO of I-Control Security, Inc., (Atrua Technologies, Inc.) a privately held venture-backed start up. From May 2000 to February 2001, Mr. Bozzini was the Co-Founder and Vice President of Sales and Marketing of DotRocket, Inc., a privately held venture-backed start up. From January 1998 to May 2000, Mr. Bozzini served as the Vice President of Sales for Veridicom International; a privately held venture-backed start up. From July 1993 to November 1997, Mr. Bozzini held various sales management positions at Cirrus Logic, Inc., his last being Vice President of Corporate Sales. Mr. Bozzini holds a B.S. degree in Economics from Santa Clara University.
          TZOYAO (T) CHAN joined Pixelworks in January 2009 as Senior Vice President, Engineering. Prior to joining Pixelworks, Mr. Chan most recently served as the General Manager and Executive Senior Vice President of C2 Microsystems, Inc., and as the Senior Vice President of Engineering at Tzero Technologies, Inc. From 1999 to 2006, Mr. Chan held the position of Vice President and then Senior Vice President of Engineering with Genesis Microchip, Inc.; a provider of solutions for LCD monitor, device interconnect, image enhancement and analog and digital TV systems. From 1997 to 1999 Mr. Chan was the Vice President of Engineering at Paradise Electronics, Inc., which merged with Genesis Microchip, Inc., in 1999. From 1993 to 1997, Mr. Chan held the position of Engineering Director, Multi-Media Products at Cirrus Logic, Inc. Prior to his service at Cirrus Logic, Mr. Chan held various design management positions at S3 Inc., Chips and Technologies, Inc., LSI Logic Corporation, Intel Corporation and Bell Labs Inc. Mr. Chan registered 11 U.S. patents in the areas of computer architecture, mixed-signal design and MPEG technologies. Mr. Chan holds a B.S. degree from National Taiwan University, a M.S. degree from State University of New York at Stony Brook, and a Ph.D from the University of Arizona.
          SHELLEY B. HILDERBRAND joined Pixelworks in 2003 as Internal Controls Manager. Ms. Hilderbrand was promoted to Accounting Manager in December 2003, Corporate Controller

in June 2004 and Vice President, Finance in March 2008. Prior to joining Pixelworks, Ms. Hilderbrand worked in assurance at KPMG LLP. Ms. Hilderbrand holds a B.A. degree in International Business from Linfield College and a Post-Baccalaureate Accounting Certificate from Portland State University. Ms. Hilderbrand is a CPA.
          JOHN Y. LAU joined Pixelworks in January 1999 as Foundry Manager. Mr. Lau was promoted to Vice President, Operations in January 2001 and during 2006 became Vice President, China Site Management and Manufacturing. Currently, Mr. Lau serves as Vice President, China General Manager. From 1991 to 1999, Mr. Lau held various management positions in process and product engineering at Matsushita Semiconductor of America with his last position being Wafer Fab Production Manager. From 1989 to 1991, Mr. Lau held the position of Engineering Manager for the BICMOS product line at National Semiconductor Corporation. From 1979 to 1989, Mr. Lau held various engineering and engineering management positions in memory and bipolar products at Texas Instruments Incorporated. Mr. Lau holds a B.S.E.E. from the University of Arkansas and an M.S.E.E. from Texas Technical University.
          HONGMIN (BOB) ZHANG joined Pixelworks in January 2002 as Vice President, Technology in relation to Pixelwork’s acquisition of nDSP Corporation. In February 2007, Dr. Zhang also became our Chief Technology Officer. From 1998 to 2001, Dr. Zhang held the position of Chief Technical Officer of nDSP, which he co-founded in 1997. From 1993 to 1997, Dr. Zhang served as President of Aptronix Inc., a pioneer in fuzzy logic, and, from 1989 to 1993, he served as Chief Technical Officer. From 1988 to 1989, Dr. Zhang held the position of Vice President of Research and Development at Apt Instruments, Ltd., which was renamed Aptronix Inc. From 1986 to 1988, Dr. Zhang held the position of Chief Scientist at Machine Intelligence Corp. in Beijing and served as an Editorial Board Member of the Journal of Fuzzy Systems and Mathematics. From 1985 to 1986, Dr. Zhang held the position of Research Scientist at the Air Force Institute of Engineering in Xian. Dr. Zhang registered twelve international patents on fuzzy logic and expert systems technologies and holds a Ph.D. in Mathematics from Beijing Normal University, China.
Compensation Committee Report
          The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.
          The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Respectfully submitted,

Mark Christensen, Chairman James Fiebiger C. Scott Gibson Daniel Heneghan

Compensation Discussion and Analysis
Overview
          This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to the following employees:
•	All individuals who served as the Company’s Chief Executive Officer (“CEO”) at any time during 2008;

•	All individuals who served as the Company’s Chief Financial Officer (“CFO”) at any time during 2008; and

•	The Company’s three other most highly compensated executive officers.
          These individuals are listed in the “Summary Compensation Table” below and referred to in this Proxy Statement as the “Named Executive Officers” or the “Executives.”
Role of the Compensation Committee
          The Compensation Committee is responsible for overseeing the Company’s compensation programs. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s Named Executive Officers. For Executives other than the CEO, the Compensation Committee considers the recommendation of the CEO in making its compensation determinations. In addition, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to the Company’s equity-based plan to individuals who are not Directors or executive officers of the Company.
          In 2008, the Compensation Committee retained Meyercord & Associates (“Meyercord”) as compensation consultants to advise the Compensation Committee on marketplace trends in executive compensation, management proposals for compensation programs, appropriate comparison companies and determination of Named Executive Officer compensation. To maintain the independence of the firm’s advice, Meyercord did not provide any other services for Pixelworks, Inc. and the Compensation Committee must approve any other services performed by the consultant.
          The Compensation Committee operates under a written charter. The charter is available on our website at www.pixelworks.com. The Compensation Committee is comprised solely of independent Directors as defined by the applicable rules of the SEC and NASDAQ.
Executive Compensation Program Objectives and Principles
          The objectives of the Company’s executive compensation program are as follows:
1.	Attract the best executives to the Company;

2.	Induce them to make a long-term commitment to the Company; and

3.	Reward them for their contributions to the Company’s strategic and financial success and for creating shareholder value.

          The Compensation Committee’s executive compensation decisions are based on the following core principles:
1.	Link pay to performance. The components of our executive compensation package are linked to individual contribution as well as corporate results. Long-term incentive awards, granted in the form of stock options or restricted stock awards, are designed to reward executive officers for the creation of long-term shareholder value.

2.	Provide competitive compensation. Our compensation programs are designed to be competitive within the various markets in which we compete for executive talent.

3.	Establish levels of compensation that are appropriate for the size and financial condition of the Company.
Data Considered in Determining Executive Compensation
          In establishing executive compensation, the Compensation Committee does not engage in formal benchmarking activities but does review the compensation practices of other companies as background information for its compensation decisions. Data provided by Meyercord is focused on companies in the semiconductor industry and companies with similar total revenue as Pixelworks. We target our compensation levels at the midpoint of comparable companies. During 2008 we considered data from the following peer group companies:

Actel	Echelon	Monolithic Power	Tessara
Advanced Analogic Technology	HiFn	Pericom Semiconductor	Trident
California Micro Devices	Hittite	PLX Technology	Virage Logic Corp
Catalyst Semiconductor	Leadis Technology	Power Integration Inc	Volterra Semiconductor
Cirrus Logic	MIPS	Supertex Inc	Zilog
Elements of Our Executive Compensation Program
          Our executive compensation program consists of fixed and variable cash compensation and equity-based compensation. When setting executive compensation, the Compensation Committee does not target a specific mix of fixed and variable compensation; however, the Compensation Committee does believe that variable cash compensation and equity-based compensation should constitute a significant portion of total compensation and that compensation should vary based on performance.
          Additionally, the Compensation Committee does not target a specific mix of short-term variable compensation and long-term variable compensation. Typically, annual cash incentives are linked directly to the accomplishment of annual financial and product development goals, and long-term incentives are aimed at aligning Executives with shareholders in focusing on long-term growth and stock performance. The Compensation Committee views all of these objectives as critical.
          The following narrative describes each component of our executive compensation program, explains why each is included in the program and provides details of certain specific compensation arrangements for the Named Executive Officers for 2008.

Base Salaries
          The Compensation Committee believes that it is appropriate for Executives to receive a competitive level of guaranteed compensation in the form of a base salary. Base salaries provide a stable source of fixed income for the Executives and help promote retention of our Executives.
          On March 31, 2008, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Walicek, under which he agreed to serve as the Company’s Chief Executive Officer. Pursuant to the Employment Agreement, Mr. Walicek receives an annual base salary of $325,000, effective as of April 1, 2008, with employment status and related benefits retroactive to January 1, 2008. When determining Mr. Walicek’s base salary level, the Compensation Committee considered a variety of factors, including Mr. Walicek’s experience, job responsibilities, and base salaries paid for similar positions requiring similar qualifications within the industry. Mr. Walicek was paid $100,000 on a contract basis for his service as Interim President and CEO from January 1, 2008 through March 31, 2008. This rate was based on the same factors considered in the evaluation of Mr. Walicek’s salary as permanent President and CEO, with an adjustment to account for the short-term contractual nature of the assignment.
          With the exception of Mr. Walicek’s Employment Agreement, none of our Executives have employment agreements or other contractual rights to receive fixed base salaries. Instead, base salaries for the Executives are determined each year by the Compensation Committee based on its annual review. When determining the appropriate base salary level for each Executive, the Compensation Committee considers a variety of factors, such as the Executive’s experience, job responsibilities and performance, the base salaries paid for similar positions requiring similar qualifications within the industry, and recommendations from the CEO. No specific weight is attached to any of these factors in establishing base salaries, and the weight assigned to each factor may differ from individual to individual.
     The base salary earned by each Executive during 2008 is reported in the “Summary Compensation Table” below.
Annual Cash Incentives
          Cash bonuses are generally paid pursuant to a plan established annually by the Compensation Committee. In accordance with our compensation program objectives related to rewarding Executives for their contributions to the Company’s strategic and financial success, the Compensation Committee sets challenging yet attainable financial and operational goals for the Executives to work toward in the coming year.
          In 2008, the Compensation Committee established the 2008 Senior Management Bonus Plan (the “2008 Bonus Plan”). Bonus amounts under the 2008 Bonus Plan were calculated based on the following four performance measures:
•	the excess of 2008 revenue over a baseline target, up to a specified maximum amount;

•	the excess of 2008 earnings before interest, taxes, depreciation and amortization (“EBITDA”) over a baseline target, up to a maximum amount;

•	the number of 2008 design wins as a percentage of a predetermined quantity of qualifying design wins; and

•	the number of 2008 new product introductions as a percentage of a predetermined quantity of qualifying new product introductions.

          The baseline targets and predetermined goals referred to above were established by our Compensation Committee early in 2008 and communicated to our Executives. A weighting of 25% was assigned by the Compensation Committee to each of the four performance measures for the Executives. The weight assigned represents the maximum percentage of the Executive’s target bonus that could be earned if all of the goals related to the performance measure were met. If the number of 2008 design wins and new product introductions were more than zero but less than the predetermined quantity, achievement would be calculated based on the ratio of qualifying 2008 design wins actually achieved to the number of predetermined 2008 design wins, and the ratio of qualifying 2008 new product introductions actually achieved to the number of predetermined 2008 new product introductions. No amounts would be earned under the 2008 bonus plan if performance did not meet the baseline revenue goal, or if EBITDA was not positive in all four quarters of 2008.
          Under the 2008 Bonus Plan, the Compensation Committee retains discretion to adjust the bonus amounts otherwise payable under the plan based on individual performance, extraordinary results or other factors as it considers appropriate. No discretionary adjustments were made to bonus amounts under the 2008 Bonus Plan.
          The 2008 target bonus for Mr. Walicek under his Employment Agreement was equal to 100% of his annual base salary, and the 2008 target bonus for the other Executives was equal to 50% of their annual base salaries. The Compensation Committee determined that all four performance measures described above were fully attained during 2008 and, accordingly, awarded each Executive 100% of his target bonus. The 2008 bonuses are reported in the “Summary Compensation Table” below and were paid during the first quarter of 2009.
Long-Term Equity Awards
          The Compensation Committee believes that the Executives’ long-term compensation should be directly linked to the value provided to shareholders. Therefore 100% of the Executives’ long-term compensation is currently awarded in the form of stock options. The Compensation Committee believes that equity ownership provides significant motivation for the Executives to maximize shareholder value because stock options are granted with exercise prices equal to the current market price of the Company’s common stock and will only have value if our stock price increases over the exercise price. Additionally, these awards generally vest over a three- or four-year period of time from the grant date and thus encourage long-term perspective and retention.
          The Compensation Committee determines the size and frequency of each Executive’s equity awards each year by assessing the relative position and responsibilities of each Executive, individual performance of each Executive, anticipated contributions of each Executive to the Company, and previous equity-based awards to such Executive. In general, Executives receive an initial grant of equity on their date of hire. The Compensation Committee may grant additional equity awards to recognize increased responsibilities or special contributions, to retain, executives or to recognize other special circumstances
          In 2008, the Compensation Committee awarded Bruce Walicek, Steven Moore, Hongmin (Bob) Zhang, John Lau and Anthony Simon equity compensation as follows:

          Walicek Equity Awards
          Mr. Walicek was hired by the Company as interim President and CEO, effective January 1, 2008. To incentivize Mr. Walicek to join Pixelworks on an interim basis, the Compensation Committee granted him an option to purchase 31,666 shares of Pixelworks common stock at $2.28, the closing market price of the stock on that date. Mr. Walicek was hired to the position on a permanent basis on March 31, 2008 and the Company granted him an additional option to purchase 168,333 shares of Pixelworks common stock at $2.31, the closing price of the common stock on that date. The Compensation Committee determined the number of shares to grant to Mr. Walicek based on his experience and qualifications, as well as stock option grants made to other executive officers.
          Simon, Lau, Moore and Zhang Equity Awards
          On February 28, 2008, Mr. Simon, Mr. Lau, Mr. Moore and Mr. Zhang were each granted an option to purchase 16,666, 16,666, 24,999 and 33,333 shares, respectively, of Pixelworks common stock at $2.28, the closing price of the common stock on that date. These shares were granted based on the relative position and responsibilities of each Executive, individual performance of each Executive, anticipated contributions of each Executive to the Company and previous equity-based awards granted to each Executive.
          Olsen Equity Modification
          Mr. Olsen resigned his position as President and CEO effective March 31, 2008 and was appointed to the Company’s Board of Directors as of April 1, 2008. In connection with Mr. Olsen’s resignation as President and CEO and appointment as a member of the Board, the Compensation Committee of the Board agreed to amend each of Mr. Olsen’s outstanding stock options to provide that such options that were vested as of March 31, 2008 will be exercisable until the earlier of (i) the tenth anniversary of the applicable date of grant, (ii) the period that generally applies to options held by members of the Board whose service on the Board ends at the same time as Mr. Olsen’s service and (iii) the date that is three months following the termination of his service as a member of the Board. These modifications were made to acknowledge Mr. Olsen’s prior contributions as President and CEO, as well as his expected future contributions as a member of the Board.
          The 2008 stock awards described above are included in the “Grants of Plan-Based Awards” table below.
Expatriate Benefits
          Certain of our Executives were sent on short- or long-term assignments overseas during 2007 and 2008. We provided specific benefits to these individuals to compensate them for differences in the cost of living between their home city and the city in which they were assigned to work, and for incremental costs associated with living abroad. Benefits included:
▪	Additional cash payments;
▪	Reimbursement of tuition payments for children;
▪	Leased car and driver;
▪	Tax equalization;

▪	Home subsidies or rentals; and
▪	Airline tickets for personal and family travel home.
          The exact benefit provided to each Executive varied depending on the overseas work location of the individual, the length of the assignment and benefits provided to expatriates in similar positions at comparable companies. Amounts paid to Executives for expatriate benefits are included in the “Summary Compensation Table” below.
Severance Benefits Payable Upon Termination or Change in Control
          When deemed appropriate, the Compensation Committee provides Executives with severance benefits payable upon certain involuntary terminations of their employment with the Company. The benefits may be provided to incentivize Executives to join the Company, to incentivize Executives to remain with the Company, or to compensate Executives when they are asked to take on new or extraordinary responsibilities. The Compensation Committee believes that the benefits provided are comparable with those provided to individuals in comparable positions at similar companies.
          Additionally, the Compensation Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Executives. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. To encourage Executives to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides Executives with severance benefits if their employment is involuntarily terminated in connection with a change in control.
          A description of the specific severance benefits provided for each Named Executive Officer is described below under “Potential Benefits Upon Termination or Change in Control.”
Severance Benefits Paid in 2008
          The Company entered into a Severance Agreement with Mr. Olsen on December 12, 2006 which specified a payment to Mr. Olsen in an amount equal to twelve months base salary upon termination without cause. The Board deemed Mr. Olsen’s March 31, 2008 resignation as a not-for-cause termination under the Severance Agreement, and Mr. Olsen was paid $306,000 of severance benefits in 2008.
Deductibility of Executive Compensation
          Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the CEO and certain other executive officers, unless certain performance and other requirements are met. Compensation paid to the Company’s Executives during the 2008 fiscal year did not exceed Section 162(m)’s $1,000,000 deductibility limit.

Summary Compensation Table
       The following table sets forth the compensation of our Named Executive Officers:

						Non-equity
				Stock	Option	Incentive Plan	All Other
Name and Position	Year	Salary	Bonus	Awards (1)	Awards (1)	Compensation	Compensation		Total

Bruce A. Walicek (2)	2008	$343,750	$—	$—	$149,882	$325,000	$—		$818,632
President and Chief Executive Officer

Hans H. Olsen (3)	2008	89,446	35,273	—	143,824 (4)	—	408,178	(5)	676,721
(Former) President	2007	306,000	421,013	213,000	525,334	183,600	99,017		1,747,964
and Chief Executive Officer	2006	260,000	43,714		740,265	34,658	—		1,078,637

Steven L. Moore (6)	2008	250,000	—	—	61,684	125,000	—		436,684
Vice President, Chief Financial Officer,	2007	100,827	—	—	23,988	33,629	—		158,444
Secretary and Treasurer

John Y. Lau	2008	200,000	—	—	137,116	100,000	253,381	(7)	690,497
Vice President, China General Manager	2007	195,520	—	—	228,157	58,656	260,808		743,141

Anthony R. Simon (8)	2008	195,000	—	—	134,607	—	66,105	(9)	395,712
(Former) Vice President, Sales and Marketing	2007	190,000	—	—	128,328	57,000	175,377		550,705

Hongmin (Bob) Zhang	2008	225,000	—	—	204,776	112,500	14,434	(10)	556,710
Vice President,	2007	220,500	—	—	419,670	66,150	11,427		717,747
Technology and	2006	220,500	—	—	467,528	14,696	11,294		714,018
Chief Technology Officer

(1)	These columns represent equity compensation expense recognized by the Company during the applicable year for financial statement purposes under SFAS 123R, excluding assumed forfeitures related to service-based vesting conditions, and not the actual value that will be realized by the Named Executive Officers. These amounts not only reflect the expense incurred for the applicable year with respect to equity-based awards granted during that year, but also include expense for awards granted in prior years with vesting in that year. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. For information on the valuation assumptions used for grants made prior to 2008, see the notes to the Company’s consolidated financial statements regarding stock-based compensation in our Annual Report on Form 10-K for the respective year. See the “Grants of Plan Based Awards” table below for information on options granted in 2008.

(2)	Mr. Walicek joined the Company as Interim President and CEO on January 1, 2008 and was hired to the position on a permanent basis on March 31, 2008.

(3)	Mr. Olsen resigned as President and CEO of the Company effective March 31, 2008 and was appointed to our Board of Directors effective April 1, 2008.

(4)	This amount includes $26,292 of incremental SFAS 123R equity compensation expense recognized by the Company due to the modification of certain of Mr. Olsen’s options, as discussed above under “Olsen Equity Modification” and below in footnote six of the “Grant of Plan Based Awards” table. Due to Mr. Olsen’s resignation as President and CEO of the Company, and in accordance with the original terms of the stock awards, 101,964 options previously granted to Mr. Olsen were forfeited in 2008.

(5)	Mr. Olsen’s other compensation for 2008 includes a $306,000 severance payment, a $23,652 payment to continue group health benefits, a $58,776 payout of accrued vacation upon termination and $19,750 for service on our Board of Directors.

(6)	Mr. Moore joined the Company on July 18, 2007.

(7)	Mr. Lau’s other compensation consists of the following expatriate and other benefits for 2008:

2008
Foreign taxes	$113,430
Cost of living adjustment — cash payment	91,031
Leased car and driver	26,575
Payout of accrued vacation beyond maximum carryover	17,025
Personal airline tickets	5,320

$253,381

(8)	Mr. Simon resigned from the Company on February 6, 2009.

(9)	Mr. Simon’s other compensation for 2008 represents Company payment of foreign taxes.

(10)	Mr. Zhang’s other compensation for 2008 consists of payment for accrued vacation hours beyond the maximum carryover.

Employment and Transition Employment Agreements
Walicek Employment Agreement
     On March 31, 2008, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Walicek, under which he agreed to serve as the Company’s Chief Executive Officer, retroactive to January 1, 2008. Pursuant to the Employment Agreement, Mr. Walicek will receive an annual base salary of $325,000 and will participate in the Company’s 2008 Bonus Plan at a target rate of 100% of base salary. The Employment Agreement also provides for equity awards and severance benefits as described in the applicable sections below.
Olsen Transition Employment Agreement
          On December 12, 2006, the Company entered into a Transition Employment Agreement with Mr. Olsen, President and CEO (the “Olsen Transition Employment Agreement”). The term of the Olsen Transition Employment Agreement was December 12, 2006 through March 31, 2008. Under the terms of the Olsen Transition Employment Agreement, Mr. Olsen immediately began to accrue retention pay, which was payable on the earlier of:
1)	a termination date, if terminated by the Company “without cause,” or by Mr. Olsen following a “good reason event” (each as defined in the Transition Employment Agreement) through March 31, 2008; or

2)	March 31, 2008.
          Mr. Olsen’s retention pay was equal to his annual salary of $306,000 as of March 31, 2007 and increased by $17,636 per month thereafter through February 29, 2008, for a maximum retention pay amount of $500,000. Mr. Olsen had earned $500,000 of retention pay under the agreement by his March 31, 2008, resignation and was paid the retention pay in 2008.

Grants of Plan-Based Awards
          The following table sets forth information concerning grants of plan-based awards to Named Executive Officers during the year ended December 31, 2008:

				All other option
				awards:
		Estimated future payouts		number of		Exercise or	Grant date fair
		under non-equity incentive		securities		base price of	value of stock
		Plan awards (2)		underlying		option	and option
Name	Grant date (1)	Target ($)	Maximum ($)	options (#)		awards ($/Sh)	awards (3)

Bruce A. Walicek	1/1/2008	$325,000	$325,000	31,666	(4)	$2.28	$40,299
	3/31/2008	—	—	168,333	(5)	2.31	217,049

		325,000	325,000	199,999			257,348

Hans H. Olsen	3/31/2008	—	—	17,000	(6)	28.44	1,020
	3/31/2008			4,604	(6)	15.06	1,105
	3/31/2008			27,780	(6)	4.26	24,167

		—	—	32,384			26,292

Steven L. Moore	2/29/2008	125,000	125,000	16,666	(7)	2.28	21,210
	3/2/2008	—	—	8,333	(7)	2.28	10,605

		125,000	125,000	24,999			31,815

John Y. Lau	2/29/2008	100,000	100,000	16,666	(7)	2.28	21,210

Anthony R. Simon	2/29/2008	97,500	97,500	16,666	(7)	2.28	21,210

Hongmin (Bob) Zhang	2/29/2008	112,500	112,500	33,333	(7)	2.28	42,420

(1)	Represents the grant date for equity-based awards reported in the table.

(2)	Represents target and maximum bonuses payable to the Executives under the 2008 Bonus Plan.

(3)	Represents the aggregate grant date fair value of restricted stock and stock option awards calculated in accordance with SFAS 123R. The aggregate grant date fair value is the amount the Company expects to recognize as expense in its consolidated statement of operations over the requisite service period, generally the vesting period. For information on the assumptions made in determining SFAS 123R values see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. These amounts reflect the Company’s stock-based compensation expense and do not correspond to the actual value that will be realized by the Executives.

(4)	Options were granted pursuant to the 2006 Plan with a per share exercise price equal to the closing price of our common stock on the date of grant. Options have a term of ten years. 16,666 options vested in three monthly increments on a straight-line basis and the balance vested on April 1, 2008, based on the Compensation Committee’s determination that certain operational criteria had been met. In the event of termination, vested options generally remain exercisable for three months. In the case of death or disability, the period to exercise vested options is twelve months.

(5)	Options were granted pursuant to the 2006 Plan with a per share exercise price equal to the closing price of our common stock on the date of grant. The options have a term of ten years and vest at a rate of 25% on December 31, 2008 and 2.08% monthly thereafter, for an additional three years. In the event of termination, vested options generally remain exercisable for three months. In the case of death or disability, the period to exercise vested options is twelve months.

(6)	Options represent previously granted, fully vested non-qualified stock options modified in connection with Mr. Olsen’s resignation as CEO on March 31, 2008 and appointment to the Board on April 1, 2008. The options were modified to extend their exercise period from June 30, 2008 until the earlier of (i) the tenth anniversary of the applicable date of grant, (ii) the period that generally applies to options held by members of the Board whose service on the Board ends at the same time as Mr. Olsen’s service and (iii) the date that is three months following the termination of his service as a member of the Board. The incremental SFAS 123R stock compensation expense recognized by the Company due to the modification of the options is reported in the “Grant date fair value of stock and option awards” column.

(7)	Options were granted pursuant to the 2006 Plan with a per share exercise price equal to the closing price of our common stock on the date of grant. The options were granted with monthly vesting on a straight-line basis over a three year period. In the event of termination, vested options remain exercisable for three months. In the case of death or disability, the period to exercise vested options is twelve months.
Outstanding Equity Awards at 2008 Fiscal Year-End
          The following table presents the option awards outstanding for the Named Executive Officers as of December 31, 2008. No Named Executive Officers held any outstanding equity-based awards other than options on that date.

	Number of securities			Option
	underlying			exercise	Option
	unexercised options (#)			price	expiration
Name	exercisable	unexercisable		per share	date
Bruce A. Walicek	11,944	1,389	(1)	$25.29	05/24/15
	2,153	1,180	(2)	9.00	05/23/16
	1,320	2,013	(3)	4.14	05/22/17
	31,666	—		2.28	01/01/18
	18,334	149,999	(4)	2.31	01/01/18

	65,417	154,581

Hans H. Olsen	22,151	—		66.19	01/02/11	(5)
	31,502	—		49.50	01/02/12	(5)
	33,333	—		18.75	12/20/12	(5)
	33,333	—		22.71	01/31/13	(5)
	33,333	—		46.23	03/09/14	(5)
	17,000	—		28.44	03/04/15	(5)
	4,604	—		15.06	02/15/16	(5)
	27,780	—		4.26	05/03/17	(5)
	—	13,333	(6)	2.31	04/01/18
	—	3,333	(7)	2.43	05/20/18

	203,036	16,666

Steven L. Moore	23,611	43,055	(8)	5.25	07/18/17
	4,630	12,036	(9)	2.28	02/28/18
	2,084	6,249	(10)	2.28	03/02/18

	30,325	61,340

	Number of securities			Option
	underlying			exercise	Option
	unexercised options (#)			price	expiration
Name	exercisable	unexercisable		per share	date
John Y. Lau	6,668	—		$0.99	03/03/09
	6,000	—		4.47	09/16/09
	2,500	—		7.29	12/08/09
	13,333	—		25.50	04/02/11
	16,666	—		49.50	01/02/12
	16,666	—		22.71	01/31/13
	13,333	—		46.23	03/09/14
	7,500	833	(11)	28.44	03/04/15
	9,167	7,499	(12)	15.06	02/15/16
	16,667	8,333	(13)	7.47	12/04/16
	4,630	12,036	(9)	2.28	02/28/18

	113,130	28,701

Anthony Simon	16,667	3,333	(14)	23.07	08/22/15
	2,750	2,250	(15)	13.95	02/08/16
	22,222	11,111	(13)	7.47	12/04/16
	4,630	12,036	(9)	2.28	02/28/18

	46,269	28,730

Hongmin (Bob) Zhang	2,000	—		24.75	06/03/12
	50,000	—		27.66	10/01/13
	22,916	—		7.47	12/04/13
	15,000	1,666	(11)	28.44	03/04/15
	12,834	10,499	(16)	15.06	02/15/16
	22,222	11,111	(13)	7.47	12/04/16
	9,259	24,074	(9)	2.28	02/28/18

	134,231	47,350

(1)	Options were granted due to Mr. Walicek’s service on the Board of Directors. Options vest monthly from January 1, 2009 through May 24, 2009.

(2)	Options were granted due to Mr. Walicek’s service on the Board of Directors. Options vest monthly from January 1, 2009 through May 23, 2010.

(3)	Options were granted due to Mr. Walicek’s service on the Board of Directors. Options vest monthly from January 1, 2009 through May 22, 2011.

(4)	Options vest monthly from January 1, 2009 through December 31, 2011.

(5)	Options will be exercisable until the earlier of (i) the tenth anniversary of the applicable date of the grant, (ii) the period that generally applies to options held by members of the Board of Directors whose service on the Board ends at the same time as Mr. Olsen’s service and (iii) the date that is three months following his no longer serving on the Board.

(6)	Options were granted due to Mr. Olsen’s service on the Board of Directors. 3,334 options vest on April 1, 2009 with 9,999 vesting monthly from May 1, 2009 through April 1, 2012.

(7)	Options were granted due to Mr. Olsen’s service on the Board of Directors. 834 options vest on May 20, 2009 with 2,499 vesting monthly from June 20, 2009 through May 20, 2012.

(8)	Options vest monthly from January 1, 2009 through July 31, 2011.

(9)	Options vest monthly from January 1, 2009 through February 28, 2011.

(10)	Options vest monthly from January 1, 2009 through March 31, 2011.

(11)	Options vest monthly from January 1, 2009 through March 4, 2009

(12)	Options vest monthly with 833 vesting from January 1, 2009 through February 15, 2009 and 6,666 vesting from February 16, 2009 through February 15, 2010.

(13)	Options vest monthly from January 1, 2009 through December 31, 2009.

(14)	Options vest monthly from January 1, 2009 through August 31, 2009.

(15)	Options vest monthly with 250 vesting from January 1, 2009 through February 29, 2009 and 2,000 vesting from March 1, 2009 through February 28, 2010.

(16)	Options vest monthly with 1,166 vesting from January 1, 2009 through February 15, 2009 and 9,333 vesting from February 16, 2009 through February 15, 2010.
Option Exercises and Stock Vested
     There were no options exercised by any Named Executive Officer, and no restricted stock awards held by any Named Executive Officer vested, during the year ended December 31, 2008.
Potential Benefits Upon Termination or Change in Control
     The Company has entered into the following arrangements with the Named Executive Officers that provide for severance benefits on certain terminations of the Executive’s employment with the Company. In each case, the severance benefits described below are contingent upon the Executive’s providing a release of claims in favor of the Company.
Walicek Employment Agreement
     As described above, on March 31, 2008, the Company entered into an Employment Agreement with Mr. Walicek. The Employment Agreement provides that, in the event Mr. Walicek is terminated by the Company without “cause” or resigns for “good reason” (as each of those terms is defined in the Employment Agreement), he will receive severance benefits consisting of twelve months of base salary, payment of a pro rata portion of bonus for the year of termination of employment plus any then-unpaid bonus earned in the previous year, and payment of COBRA health insurance premiums for twelve months. In addition, in the event the termination of employment occurs in connection with or within twelve months following a change in control of the Company, Mr. Walicek will receive acceleration of vesting of half of any options and restricted stock awards that are outstanding and unvested as of the employment termination date. In the event the severance benefits would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Walicek retaining a greater benefit on an after-tax basis.
Olsen Severance Agreement
     On December 12, 2006, the Company entered into a Severance Agreement with Mr. Olsen (in addition to the Olsen Transition Employment Agreement described above). The Severance Agreement provided for a payment to Mr. Olsen in an amount equal to twelve months base salary upon a termination of his employment without cause (as defined in the Severance Agreement). Mr. Olsen resigned as President and CEO of the Company effective March 31, 2008. The Board deemed his resignation a not-for-cause termination under the Severance Agreement and Mr. Olsen received a severance payment of $306,000 in 2008.
Moore Severance Agreement and Offer Letter
     On June 22, 2007, the Company entered into a Severance Agreement with Mr. Moore. In accordance with Mr. Moore’s Severance Agreement, in the event that his employment is terminated by the Company without cause, Mr. Moore will receive a payment of six months base salary if terminated after July 17, 2008. Additionally, the Company will pay Mr. Moore an amount equal to the premium cost to continue group health benefits through COBRA for a period of twelve months.
Moore and Zhang Change of Control Severance Agreements
     On November 20, 2008, the Company entered into Change of Control Severance Agreements (the “Agreements”) with Mr. Moore and Mr. Zhang. The Agreements provide for certain benefits in the event of the executive’s involuntary termination following a change in control, subject to the executive’s general release of claims. An involuntary termination is a termination by the company without valid “cause” or by the executive for a “good reason event” (as such terms are defined in the applicable Agreement).
     Each Agreement provides that in the event of an involuntary termination within twelve months following a change of control the executive will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary as in effect as of the date of such termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to the executive prior to the change of control that would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for the executive (and any eligible dependents) until the earlier of when the executive (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.
     Each Agreement also provides that in the event of an involuntary termination during the period between twelve and twenty-four months following a change of control (the “Second Year”), the executive will be entitled to the following benefits: (i) a lump sum cash payment equal to the executive’s per month base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) accelerated vesting of all outstanding stock options granted by the Company to the executive prior to the Change of Control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination for the executive (and any eligible dependents) for the number of whole months remaining in the Second Year.
     In the event the severance benefits under the Agreements would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in the executive retaining a greater benefit on an after-tax basis.
Lau Severance Agreement
     Mr. Lau is entitled to payment for 12 months of base salary and continuation of medical benefits for twelve months if the Company does not provide him a position upon the termination of his expatriate assignment.
Board Resolutions Regarding Change in Control
     On March 22, 2002, the Board adopted resolutions approving a change of control and severance program for executive officers and Directors. Under the terms of the resolutions, upon a change of control, the Company will accelerate the vesting schedule of options held by executive officers or Directors that would have otherwise vested during the next twelve months according to the vesting schedule associated with such options.
     Additionally, upon a change of control and the involuntary termination of an executive officer without cause, or a substantial change in the executive officer’s responsibilities within three months prior to or twelve months following the change of control, the terminated officer will be entitled to severance payments equal to six months base salary and continuation of medical insurance benefits for a period of six months from the date of termination.
     The individual severance agreements described above supersede these resolutions to the extent they provide a greater benefit than the executive would receive under the resolutions.
Total Benefits Potentially Payable
     The following table summarizes benefits that would have been payable to the Executives who were employed as of December 31, 2008 had they been terminated without cause or had a change in control and termination without cause occurred as of that date:

	Involuntary termination
	without cause not related	Involuntary termination without cause related to
	to change in control	change in control
	Estimated total value of cash	Estimated total value of	Estimated total value of
	payment ($)	cash payment ($)	equity acceleration ($) (1)
Bruce A. Walicek	$667,000	$667,000	$—
Steven L. Moore	142,000	267,000	—
John Y. Lau	217,000	217,000	—
Anthony R. Simon	—	106,000	—
Hongmin (Bob) Zhang	—	242,000	—

(1)	Each of the Executive’s outstanding and unvested options had an exercise price that was greater than the price of our common stock as of December 31, 2008.
INFORMATION ABOUT OUR EQUITY COMPENSATION PLANS
     The following table provides information as of December 31, 2008 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans:

			Number of
			securities
	Number of		remaining
	securities to be	Weighted	available for
	issued upon	average	issuance under
	exercise of	exercise price	compensation plans
	outstanding	of outstanding	(excluding securities
Plan Category	options (1)	options	in first column) (2)
Equity Compensation Plans Approved by Shareholders (3)	1,813,133	$13.99	1,414,750
Equity Compensation Plans Not Approved by Shareholders (4)	141,563	23.22	—

Total	1,954,696	$14.66	1,414,750

(1)	Excludes purchase rights under the 2000 Employee Stock Purchase Plan (the “ESPP”), which has a shareholder-approved reserve of 740,000 shares at December 31, 2008. Under the ESPP, each eligible employee may purchase shares of the Company’s common stock at semi-annual intervals at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the offering date or (ii) the fair market value on the semi-annual purchase date.

(2)	Includes shares available for future issuance under the ESPP. As of December 31, 2008, an aggregate of 239,061 shares of common stock were available for issuance under the ESPP. The remaining 1,175,689 shares were available for future issuance under the 2006 Plan. The shares available for awards under the 2006 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards.

(3)	Consists of the Company’s 2006 Plan, 1997 Stock Incentive Plan, as amended, and the ESPP. With the adoption of the 2006 Plan, the right to issue any awards under the 1997 Stock Incentive Plan was terminated.

(4)	Consists of the Company’s 2001 Nonqualified Stock Option Plan, which allowed for option grants to employees and consultants (not officers and Directors) of the Company; the Equator Technologies, Inc. 1996 Stock Option Plan; and individual stock option plans assumed in connection with our acquisition of Equator Technologies, Inc. With the adoption of the 2006 Plan, the right to issue any awards under these plans was terminated. Each of these plans and arrangements are administered by our Compensation Committee.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, as the Company’s auditor for the year ending December 31, 2009. KPMG LLP has audited the Company since 1997.
Fees Paid to KPMG LLP
     The following table sets forth the aggregate fees paid to KPMG LLP during 2008 and 2007:

	2008	2007
Audit Fees (1)	$477,500	$571,630
Audit-Related Fees	—	—
Tax Fees (2)	9,913	18,815
All Other Fees	—	—

Total	$487,413	$590,445

(1)	Audit Fees: Consists of fees billed for services rendered for the integrated audit of the Company’s annual financial statements and reviews of the Company’s interim condensed consolidated financial statements. Also includes fees billed for reviews of registration statements.

(2)	Tax Fees: Consists of fees billed for services rendered for tax compliance and preparation.
Pre-Approval of Audit and Permissible Non-Audit Services
     The Audit Committee pre-approves any engagement under which KPMG LLP provides audit or permissible non-audit services to the Company. The Audit Committee has adopted a policy for the pre-approval of these services. Under the policy, pre-approval may be general and apply to services that will be performed over an extended period of time, or specific. General pre-approvals apply for one year.
     The Company’s CFO and KPMG LLP must provide the committee with the following information for each service to be approved: (i) the type of service to be performed; (ii) a detailed description of each particular service; and (iii) a range of fees.
     The authority to pre-approve services may be delegated to one or more designated members of the Audit Committee. If a designated member does pre-approve services, the pre-approval is reported to the full committee at its next regularly scheduled meeting.
     During 2008 and 2007, the Audit Committee pre-approved 100% of the services provided by KPMG LLP.

Audit Committee Report
     The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.
     The Audit Committee currently consists of Daniel Heneghan, chairman, Mark Christensen and C. Scott Gibson. The Audit Committee has the responsibility and authority described in the Pixelworks, Inc. Charter of the Audit Committee of the Board of Directors, which has been approved by the Board. A copy of the Audit Committee Charter is available on our website at www.pixelworks.com. The Board has determined that Mr. Heneghan, Mr. Christensen and Mr. Gibson meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable rules of NASDAQ. In addition, the Board has determined that both Mr. Heneghan and Mr. Gibson qualify as audit committee financial experts as defined by SEC rules.
     As further described in its charter, the Audit Committee oversees the corporate accounting, financial reporting practices and financial statement audits of the Company. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. Our independent auditors are responsible for planning and conducting audits in accordance with generally accepted auditing standards and for issuing an opinion about whether the financial statements are presented fairly, in all material respects, in accordance with generally accepted accounting principles. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances as to the Company’s financial statements or systems of internal controls or any professional certification as to the independent auditor’s work. The Audit Committee has implemented procedures to ensure that, during the course of each fiscal year, it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under its charter.
     This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process for the year ended December 31, 2008, particularly with regard to the Company’s audited consolidated financial statements included in the Annual Report on Form 10-K for the year then ended. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management the audited financial statements and Management’s Report on Internal Control over Financial Reporting. In addition, the Audit Committee reviewed with KPMG LLP, the Company’s independent registered public accounting firm, their judgments as to the quality and the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, The Auditor’s Communication with those Charged with Governance.
     The Audit Committee has received and reviewed the written disclosures and the letter regarding independence from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board and has discussed with KPMG LLP its independence.
     The Audit Committee discussed with KPMG LLP the overall scope and plans for their integrated audit. The Audit Committee met quarterly with KPMG LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.

     The Audit Committee has also evaluated the performance of KPMG LLP, including, among other things, the amount of fees paid to KPMG LLP for audit services related to the year ended December 31, 2008. Based on its evaluation, the Audit Committee has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2009.
     Based on the reviews and discussions referred to above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to in the Audit Committee Charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

Daniel Heneghan, Chairman
Mark Christensen
C. Scott Gibson
OTHER BUSINESS
     As of the date of this Proxy Statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, proxies held by the Board will be voted on such other matters as determined by a majority of the Board.
DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
     Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2010 proxy statement. Any such proposal must be received by the Company no later than December 10, 2009. If the Company changes the date of its 2010 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline is a reasonable time before the Company begins to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.
     Alternatively, under the Company’s First Restated Bylaws, a proposal or nomination that a shareholder submits outside the processes of SEC Rule 14a-8 must be delivered to or mailed and received at the Company’s principal executive offices by the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting. In the event we provide less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, in accordance with the First Restated Bylaws, including information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.

     In relation to shareholder proposals and nominations, in certain instances the Company may exercise discretionary voting authority under proxies held by the Board. For instance, if the Company does not receive a shareholder proposal or nomination 60 days prior to the date of the annual meeting (or, in the event the Company provides less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination is received later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made), the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal. However, if the Company changes the date of its 2010 annual meeting by more than 30 days from the date of the previous year’s annual meeting and the shareholder submits the proposal or nomination pursuant to Rule 14a-8, the Company may exercise discretionary voting authority if the proposal or nomination is not received in a reasonable time before the Company begins to print and send its proxy materials. In addition, even if the Company is notified of a shareholder proposal or nomination within the time requirements discussed above, if the shareholder does not comply with certain requirements of the Exchange Act, the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal or nomination if the Company includes advice in its proxy statement on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.
ADDITIONAL INFORMATION
     We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference into this Proxy Statement. You may read and copy any documents filed by us at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s website at www.sec.gov. In addition, we make available on our Internet website at www.pixelworks.com free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after we electronically file such reports with the SEC. Additionally, the Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s common stock entitled to vote at the Annual Meeting, a copy of the Company’s Annual Report as filed with the SEC on Form 10-K for the year ended December 31, 2008. Written requests should be mailed to the Secretary, 16760 SW Upper Boones Ferry Road, Ste 101, Portland, Oregon, 97224.

BY ORDER OF THE BOARD OF DIRECTORS Bruce A. Walicek President and Chief Executive Officer

San Jose, California
April 9, 2009

APPENDIX A
PIXELWORKS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract, retain and reward individuals who can and do contribute to the Company’s success by providing Employees and Consultants an opportunity to share in the equity of the Company and to more closely align their interests with the Company and its shareholders.
2. Definitions. As used herein, the following definitions shall apply:
          2.1. Administrator” shall mean the Board or any of its Committees appointed to administer the Plan, in accordance with Section 4.1.
          2.2. “Award” shall mean an award of an Option, SAR or Sale of Shares under the Plan.
          2.3. “Award Agreement” shall mean a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant. The Award Agreement is subject to the terms and conditions of the Plan.
          2.4. “Board” shall mean the Board of Directors of the Company.
          2.5. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          2.6. “Committee” shall mean a committee appointed by the Board in accordance with Section 4.1 of the Plan.
          2.7. “Common Stock” shall mean the common stock of the Company.
          2.8. “Company” shall mean Pixelworks, Inc., an Oregon corporation.
          2.9. “Consultant” shall mean any non-Employee who is engaged by the Company or any Parent or Subsidiary to render consulting services and is compensated for such consulting services and any Director of the Company whether compensated for such services or not.
          2.10. “Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any sick leave, military leave, or any other leave of absence approved by the Company; provided, however, that for purposes of Incentive Stock Options, any such leave is for a period of not more than ninety days or reemployment upon the expiration of such leave is guaranteed by contract or statute, provided, further, that on the ninety-first day of such leave (where re-employment is not guaranteed by contract or statute) the Grantee’s Incentive Stock Option shall automatically convert to a Nonqualified Stock Option; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.
          2.11. “Director” shall mean a member of the Board.

          2.12. “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.
          2.13. “Employee” shall mean any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary. Neither the payment of a director’s fee by the Company nor service as a Director or Consultant shall be sufficient to constitute “employment” by the Company.
          2.14. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          2.15. “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:
          2.15.1. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, Fair Market Value shall be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion;
          2.15.2. If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has been so quoted, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so quoted prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion;
          2.15.3. In the absence of an established market for the Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Administrator.
          2.16. “Grantee” shall mean an Employee or Consultant who holds an Option or Stock Appreciation Right, or their permitted successor or legal representative.
          2.17. “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
          2.18. “Nonqualified Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
          2.19. “Notice of Grant” shall mean a written notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.
          2.20. “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

     2.21. “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.
     2.22. “Optioned Stock” shall mean the Shares subject to an Option or Stock Appreciation Right.
     2.23. “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
     2.24. “Plan” shall mean this Amended and Restated 2006 Stock Incentive Plan.
     2.25. “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
     2.26. “Sale” or “Sold” shall include, with respect to the sale of Shares under the Plan, the sale of Shares for any form of consideration specified in Section 8.2, as well as a grant of Shares for consideration in the form of past or future services. For purposes of clarity, a “Sale“of Shares or Shares “Sold” shall include, without limitation, awards of stock bonuses, restricted stock, stock units, performance stock, performance units or similar rights to acquire Shares, whether upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof.
     2.27. “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.
     2.28. “Stock Appreciation Right” or “SAR” shall mean a right to receive from the Company, with respect to each Share as to which the SAR is exercised, payment in an amount equal to the excess of the Share’s Fair Market Value on the exercise date over its Fair Market Value on the date the SAR was granted. Such payment will be made solely in Shares valued at Fair Market Value on the exercise date.
     2.29. “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3. Stock Subject to the Plan.
     3.1. Subject to the provisions of Section 3.2 below and the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be subject to Awards under the Plan is 2,333,3331 shares. (All share limits in the Plan are presented after giving effect to the Company’s 1-for-3 stock split in June 2008.) The Shares may be authorized, but unissued, or reacquired Common Stock. Shares issued in respect of any “full-value award” granted under the Plan shall be counted against the foregoing share limit for the Plan as 1.33 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under the Plan, 133 shares shall be charged against the share limit in connection with that award.) For this purpose, a “full-value award” means any Award under the Plan that is not an Option or SAR.

[1]	The current aggregate share limit for the Plan is 2,333,333 shares. Stockholders are being asked to approve amendments to this Plan that would increase this aggregate Share Limit by an additional 1,150,000 shares (so that the new aggregate share limit for the Plan would be 3,483,333 shares) and add the share-counting rule applicable to full-value awards described in Section 3.1.

     3.2. If an Option or SAR should expire, or become unexercisable for any reason, or is otherwise terminated or forfeited, without having been exercised in full, the Optioned Stock which was subject thereto shall, unless the Plan shall have been terminated, become available for future Option or SAR grants and/or Sales under the Plan. If any Shares issued pursuant to a Sale or exercise of an Option or SAR shall be reacquired, canceled or forfeited for any reason, such Shares shall become available for future Option or SAR grants and/or Sales under the Plan, unless the Plan shall have been terminated. If any reacquired, canceled or forfeited Shares were originally issued upon exercise of an Incentive Stock Option, then once so reacquired, canceled or forfeited, such Shares shall not be considered to have been issued for purposes of applying the limitation set forth in Section 3.3 below. Notwithstanding the foregoing, the following shares of Stock may not again be made available for issuance as awards under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Stock repurchased on the open market with the proceeds of the exercise price of an Option.
     3.3. Notwithstanding any other provision of this Section 3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 2,333,3332.
4. Administration of the Plan.
     4.1. Procedure.
     4.1.1. Multiple Administrative Committees. If permitted by Rule 16b-3, the Plan may be administered by different Committees with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.
     4.1.2. Administration With Respect to Directors and Officers Subject to Section 16(b). With respect to Award grants to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3, or (B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted to comply with the rules, if any, governing a plan intended to qualify as a discretionary plan under Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules, if any, governing a plan intended to qualify as a discretionary plan under Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.
     4.1.3. Administration With Respect to Other Persons. With respect to Award grants to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by the Board or a Committee designated by the Board, which Committee shall

[2]	Stockholders are being asked to approve an increase in this limit from 2,333,333 shares to 3,483,333 shares.

be constituted to satisfy the legal requirements relating to the administration of stock option plans under applicable corporate and securities laws and the Code. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.
     4.2. Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
     4.2.1. to grant Awards or SARs;
     4.2.2. to authorize Sales of Shares hereunder;
     4.2.3. to determine, upon review of relevant information, the Fair Market Value of a Share;
     4.2.4. to determine the exercise/purchase price per Share of Options or SARs to be granted or Shares to be Sold, which exercise/purchase price shall be determined in accordance with Section 8.1 of the Plan;
     4.2.5. to determine the Employees or Consultants to whom, and the time or times at which, Options or SARs shall be granted and the number of Shares to be represented by each Option or SAR;
     4.2.6. to determine the Employees or Consultants to whom, and the time or times at which, Shares shall be Sold and the number of Shares to be Sold;
     4.2.7. to administer and interpret the Plan;
     4.2.8. to prescribe, amend and rescind rules and regulations relating to the Plan;
     4.2.9. to determine the terms and provisions of each Option or SAR granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option or SAR;
     4.2.10. to determine the terms and provisions of each Sale of Shares (which need not be identical) and, with the consent of the purchaser thereof, modify or amend each Sale;
     4.2.11. to accelerate (with the consent of the Grantee) the exercise date of any Option;
     4.2.12. to accelerate (with the consent of the Grantee or purchaser of Shares) the vesting restrictions applicable to Shares Sold or Options or SARs granted under the Plan;
     4.2.13. to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option, SAR or Sale of Shares previously granted or authorized by the Administrator;
     4.2.14. to determine the transfer or vesting restrictions, repurchase rights or other restrictions applicable to Shares issued under the Plan;

     4.2.15. to establish, on a case-by-case basis, different terms and conditions pertaining to exercise or vesting rights upon termination of employment, but only at the time of an Option or SAR grant or Sale of Shares;
     4.2.16. to approve forms for use under the Plan; and
     4.2.17. to make all other determinations deemed necessary or advisable for the administration of the Plan.
Notwithstanding any other provision herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.
     4.3. Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Grantees and any other holders of any Shares Sold under the Plan.
5. Eligibility.
     5.1. Persons Eligible. Awards may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.
     5.2. ISO Limitation. To the extent that the aggregate Fair Market Value of Shares subject to a Grantee’s Incentive Stock Options granted by the Company, any Parent or Subsidiary which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. For purposes of this Section 5.2, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.
     5.3. Section 5.2 Limitations. Section 5.2 of the Plan shall apply only to an Option evidenced by an Award Agreement which sets forth the intention of the Company and the Grantee that such Option shall qualify as an Incentive Stock Option. Section 5.2 of the Plan shall not apply to any Option evidenced by an Award Agreement which sets forth the intention of the Company and the Grantee that such Option shall be a Nonqualified Stock Option.
     5.4. No Right to Continued Employment. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate their employment or consulting relationship at any time, with or without cause.
     5.5. Other Limitations. The following limitations shall apply to grants of Options or SARs to Employees:
     5.5.1. No Employee shall be granted, in any fiscal year of the Company, Options or SARs to acquire more than 100,000 Shares.

     5.5.2. In connection with his or her initial employment, an Employee may be granted Options or SARs for up to an additional 100,000 Shares which shall not count against the limit set forth in subsection 5.5.1 above.
     5.5.3. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 11.
     5.5.4. If an Option or SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 11), the canceled Option or SAR shall be counted against the limits set forth in subsections 5.5.1 and 5.5.2 above.
6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 13 of the Plan. However, if the Company’s shareholders approve an increase in the number of Shares available for issuance under section 3.1, such approval shall be deemed the adoption of a new plan with respect to the increased number of Shares, which may be issued for a term of ten (10) years following the date of such shareholder approval.
7. Term of Options and SARs. The term of each Option and SAR shall be stated in the Notice of Grant; provided, however, that in no event shall the term of any Option or SAR exceed six (6) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Grantee who, on the date the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Notice of Grant.
8. Exercise/Purchase Price and Consideration.
     8.1. Exercise/Purchase Price. The per Share exercise/purchase price for the Shares to be issued pursuant to exercise of an Option or SAR or a Sale of Shares shall be such price as is determined by the Administrator, but shall be subject to the following:
     8.1.1. In the case of an Incentive Stock Option
          (1) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant.
          (2) granted to any other Employee, the per Share exercise price shall be at least one hundred percent (100%) of the Fair Market Value on the date of grant.
     8.1.2. In the case of a Nonqualified Stock Option, SAR or Sale, the per Share exercise/purchase price shall be at least one hundred percent (100%) of the Fair Market Value on the date of grant or Sale, as the case may be.
     8.2. Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option or pursuant to a Sale, including the method of payment, shall be determined by the Administrator. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist of:

     8.2.1. cash;
     8.2.2. check;
     8.2.3. promissory note;
     8.2.4. transfer to the Company of Shares which
          (1) in the case of Shares acquired upon exercise of an Option, have been owned by the Grantee for more than six months on the date of transfer, and
          (2) have a Fair Market Value on the date of transfer equal to the aggregate exercise price of the Shares to be acquired;
     8.2.5. if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price;
     8.2.6. such other consideration and method of payment for the issuance of Shares to the extent permitted by legal requirements relating to the administration of stock option plans and issuances of capital stock under applicable corporate and securities laws and the Code; or
     8.2.7. any combination of the foregoing methods of payment.
     If the Fair Market Value of the number of whole Shares transferred or the number of whole Shares surrendered is less than the total exercise price of the Option, the shortfall must be made up in cash or by check. Notwithstanding the foregoing provisions of this Section 8.2, the consideration for Shares to be issued pursuant to a Sale may not include, in whole or in part, the consideration set forth in subsection 8.2.5 above.
9. Exercise of Option or SAR.
     9.1. Procedure for Exercise; Rights as a Shareholder. Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Grantee, and as shall be permissible under the terms of the Plan.
     An Option or SAR may not be exercised for a fraction of a Share. If the exercise of a SAR would result in the issuance of a fractional Share, the Shares to be issued shall be rounded to the nearest whole Share.
     An Option or SAR shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the Grantee and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under the Award Agreement and Section 8.2 of the Plan. Each Grantee who exercises an Option or SAR shall, upon notification of the amount due (if any) and prior to or concurrent with delivery of the certificate representing the Shares, pay to the Company amounts necessary to satisfy applicable federal, state and local tax withholding requirements. A Grantee must also provide a duly executed copy of any stock transfer agreement then in effect and determined to be applicable by the Administrator. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock represented by such stock certificate, notwithstanding the exercise of the Option or SAR. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan. Subject to section 3, exercise of an Option or settlement of a SAR shall decrease the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Option or SAR by the number of Shares issued upon such exercise.
     9.2. Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s death or Disability), the Grantee may exercise his or her Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three (3) months from the date of termination) when the Option is granted. If, at the date of termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after termination, the Grantee does not exercise the remaining portion of his or her Option or SAR within the time specified by the Administrator, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
     9.3. Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, the Grantee may exercise his or her Option or SAR at any time within twelve (12) months from the date of such termination, but only to the extent that the Grantee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant). If, at the date of termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after termination, the Grantee does not exercise the remaining portion of his or her Option or SAR within the time specified herein, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
     9.4. Death of Grantee. In the event of the death of a Grantee, the Option or SAR may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant), by the Grantee’s estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after death, the Grantee’s estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the remaining portion of the Option or SAR within the time specified herein, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
     9.5. Rule 16b-3. Options or SARs, as well as Sales of Shares, granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.
10. Nontransferability of Awards. Except as otherwise specifically provided in the Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, or by the laws of descent and distribution, and may be exercised during the lifetime of the Grantee only by the Grantee or, if incapacitated, by his or her legal guardian or legal representative.
11. Adjustments Upon Changes in Capitalization or Merger.
     11.1. Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
     11.2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each outstanding Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Board and, in the case of Options and SARs, give each Grantee the right to exercise Grantee’s Option or SAR as to all or any part of the Optioned Stock subject to the Option or SAR, including Shares as to which the Option or SAR would not otherwise be exercisable.
     11.3. Merger or Asset Sale. Except as otherwise provided in an Award Agreement, in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Award shall be assumed or an equivalent award shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that, in the case of Options and SARs, each Grantee shall have the right to exercise the Grantee’s Options or SARs as to all or any part of the Optioned Stock subject to the Option or SAR, including Shares as to which the Option or SAR would not otherwise be exercisable. If the Administrator determines that an Option or SAR shall be exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be so exercisable for a period of thirty (30) days from the date of such notice or such shorter period as the Administrator may specify in the notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed or substituted if, following the merger or sale of assets, the Option or SAR confers the right to purchase, for each Share of Optioned Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent substantially equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets. The determination of such substantial equality of value of consideration shall be made by the Administrator and its determination shall be conclusive and binding.
12. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award (or such later date as the Administrator may establish at the time of granting the Award). Notice of the determination shall be given to each Grantee within a reasonable time after the date of such grant.
13. Amendment and Termination of the Plan.
     13.1. Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.
     13.2. Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.
     13.3. Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Administrator.
14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option, SAR or a Sale unless the exercise of such Option, SAR or consummation of the Sale and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, applicable state securities laws, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange (including NASDAQ) upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
16. Liability of Company.
     16.1. Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     As a condition to the exercise of an Option or SAR or a Sale, the Company may require the person exercising such Option or SAR or to whom Shares are being Sold to represent and warrant at the time of any such exercise or Sale that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.
     16.2. Grants Exceeding Allotted Shares. If the grant of an Award causes the aggregate number of Shares previously issued under the Plan and subject to then-outstanding Awards under the Plan to exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.
17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law.
18. Market Standoff.
     In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, a Grantee or other participant in the Plan shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any shares issuable or issued under the Plan, whether pursuant to an Option, SAR or a Sale, without the prior written consent of the Company or its underwriters. Such limitations shall be in effect for such period of time as may be requested by the Company or such underwriters and agreed to by the Company’s officers and directors with respect to their shares; provided, however, that in no event shall such period exceed 180 days. The limitations of this paragraph shall in all events terminate five years after the effective date of the Company’s initial public offering. Participants shall be subject to the market standoff provisions of this Section 18 only if the officers and directors of the Company are also subject to similar arrangements.
     In the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s outstanding Common Stock effected as a class without the Company’s receipt of consideration, then any new, substituted or additional securities distributed with respect to the purchased shares shall be immediately subject to the provisions of this Section 18, to the same extent the purchased shares are at such time covered by such provisions.
     In order to enforce the limitations of this Section 18, the Company may impose stop-transfer instructions with respect to the purchased shares until the end of the applicable standoff period.
PLAN ADOPTION AND AMENDMENT/ADJUSTMENTS
SUMMARY PAGE

Date of
		Section/Effect	Shareholder
Date of Board Action	Action	of Amendment	Approval
May 23, 2006	Initial Plan Adoption	N/A	May 23, 2006

May 20, 2008	Increase in Authorized Shares	Section 3: shares authorized for issuance under the plan increased to 2,333,333 shares.	May 20, 2008

PIXELWORKS, INC.
16760 SW UPPER BOONES FERRY ROAD
SUITE 101
PORTLAND, OR 97224
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PIXELWORKS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote “FOR” all nominees listed and “FOR” Proposals 2 and 3.
			☐	☐	☐
Vote On Directors
1.	Election of Directors:

Nominees:
	01) Allen H. Alley	05) Daniel J. Heneghan
	02) Mark A. Christensen	06) Bruce A. Walicek
03) James R. Fiebiger
04) C. Scott Gibson

Vote On Proposals		For	Against	Abstain

2.	Approval of amendments to the 2006 Stock Incentive Plan.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 and 3, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

M13122-P73934

PIXELWORKS, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2009
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Bruce A. Walicek and Steven L. Moore, proxy with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pixelworks, Inc. on May 19, 2009 and any adjournments thereof, with all powers that the undersigned would possess if personally present.
Whether or not you expect to attend the annual meeting, please vote your shares. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR”PROPOSALS 1, 2 AND 3, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)